                                                                   EXHIBIT 10.30


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PORTIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS. THE CONFIDENTIAL PORTION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       LEASE AGREEMENT FOR 401 NORTH TRYON

                     BANK OF AMERICA, NATIONAL ASSOCIATION,

                  A NATIONAL BANKING ASSOCIATION, AS LANDLORD,

                                       AND

                                  EXULT, INC.,

                        A DELAWARE CORPORATION, AS TENANT

                                NOVEMBER 21, 2000

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
LEASE DEFINITIONS.........................................................  1

CONSIDERATION.............................................................  4

I.    LEASE OF PREMISES...................................................  4
        1.1  PREMISES.....................................................  4
        1.2  OPTION TO EXPAND.............................................  4
        1.3  INTENTIONALLY OMITTED........................................  4
        1.4  DELIVERY OF SPACE............................................  4
        1.5  COMMON AREAS.................................................  4

II.   TERM; RENT..........................................................  5
        2.1  TERM.........................................................  5
        2.2  USE..........................................................  5
        2.3  BASE RENT....................................................  5
        2.4  INTENTIONALLY OMITTED........................................  5
        2.5  ADDITIONAL SERVICES..........................................  5
        2.6  HOLDING OVER.................................................  5
        2.7  LATE CHARGES.................................................  6

III.  GENERAL MATTERS.....................................................  6
        3.1  CONDITION OF PREMISES........................................  6
        3.2  SERVICES TO BE FURNISHED BY LANDLORD.........................  6
        3.3  KEYS.........................................................  6
        3.4  GRAPHICS.....................................................  6
        3.5  REPAIRS BY LANDLORD..........................................  6
        3.6  PEACEFUL ENJOYMENT...........................................  7
        3.7  LANDLORD'S ADDITIONAL REPRESENTATIONS AND WARRANTIES.........  7

IV.   TENANT'S OCCUPANCY OF PREMISES......................................  8
        4.1  CARE AND SURRENDER OF THE PREMISES...........................  8
        4.2  LEGAL USE AND VIOLATION OF INSURANCE COVERAGE................  8
        4.3  HAZARDOUS MATERIALS..........................................  8
        4.4  NUISANCE.....................................................  9
        4.5  RULES OF THE BUILDING........................................  9
        4.6  REPAIRS BY TENANT............................................  9
        4.7  ALTERATIONS, ADDITIONS, IMPROVEMENTS.........................  9
        4.8  ENTRY FOR REPAIRS AND INSPECTION............................. 10
        4.9  ASSIGNMENT OR SUBLEASE....................................... 10
        4.10 SUBORDINATION TO MORTGAGE.................................... 12
        4.11 ESTOPPEL CERTIFICATE......................................... 12
        4.12 DEFAULTS BY LANDLORD......................................... 12

V.    INSURANCE........................................................... 13
        5.1  CASUALTY INSURANCE........................................... 13
        5.2  LIABILITY INSURANCE.......................................... 13
        5.3  INSURANCE STANDARDS; WAIVER OF SUBROGATION................... 13
        5.4  OTHER TENANTS; PARKING GARAGE................................ 13
        5.5  NON-LIABILITY FOR CERTAIN CONDITIONS AND OCCURRENCES......... 14
        5.6  NO RELEASE................................................... 14
        5.7  CASUALTY DAMAGE.............................................. 14
        5.8  SELF-INSURANCE. ............................................. 14

VI.   CONDEMNATION........................................................ 15
        6.1  EFFECT OF CONDEMNATION....................................... 15
        6.2  PROCEEDINGS IN CONDEMNATION.................................. 15
        6.3  NOTICE OF EXECUTION.......................................... 15

VII.  TENANT'S DEFAULT.................................................... 15
        7.1  DEFAULT BY TENANT............................................ 15
        7.2  LANDLORD'S REMEDIES.......................................... 16
        7.3  REMEDIES CUMULATIVE.......................................... 16
        7.4  CURE RIGHTS.................................................. 16
        7.5  RIGHTS UPON POSSESSION....................................... 17
        7.6  PREVAILING PARTY; VENUE...................................... 17

                                                                          PAGE
                                                                          ----
VIII. MISCELLANEOUS PROVISIONS............................................ 17
        8.1  FORCE MAJEURE................................................ 17
        8.2  SALE OF THE BUILDING......................................... 17
        8.3  NAME OF BUILDING............................................. 17
        8.4  NOTICES...................................................... 18
        8.5  NO WAIVER.................................................... 18
        8.6  COMMISSIONS.................................................. 18
        8.7  RIGHTS OF LIGHT, VIEW OR AIR................................. 18
        8.8  SEVERABILITY................................................. 18
        8.9  RECORDATION.................................................. 18
        8.10 BINDING EFFECT............................................... 18
        8.11 ENTIRE AGREEMENT............................................. 19
        8.12 AMENDMENTS................................................... 19
        8.13 COUNTERPARTS................................................. 19
        8.14 GOVERNING LAW................................................ 19
        8.15 INITIAL REPOSITIONING OF EMPLOYEES; SUBSEQUENT MOVES......... 19
        8.16 INTENTIONALLY OMITTED........................................ 19
        8.17 SHARED USE OF COMPUTER ROOM.................................. 19
        8.18 EQUIPMENT ACCESS............................................. 20
        8.19 LIMITS ON CERTAIN LIABILITIES................................ 20
        8.20 STATUS AS SUBLEASE........................................... 20
        8.21 RELOCATION................................................... 20
        8.22 SURVIVAL..................................................... 21
        8.23 DRAFTING..................................................... 21
        8.24 RIGHT OF EARLY TERMINATION................................... 21
        8.25 NEW LEASE.................................................... 21
        8.26 BASE BUILDING PLANS AND SPECIFICATIONS....................... 21
        8.27 TENANT'S TERMINATION FEE..................................... 22

LIST OF EXHIBITS

Exhibit A - Floor Plan of the Premises

Exhibit B - Work Letter Agreement

            Schedule 1 - Tenant's Plans

Exhibit C - Cleaning Specifications

Exhibit D - Rules and Regulations

Exhibit E - Option to Expand

Exhibit F - Services to be Provided by Landlord

Exhibit G - Tenant's Parking Rights and Charges

Exhibit H - Memorandum of Sublease

Exhibit I - Extension of Term

                                 LEASE AGREEMENT

         THIS LEASE AGREEMENT (the "Lease") is made and entered into on this the 21st day of November, 2000 between BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association ("Landlord"), whose address for purposes hereof is, c/o Corporate Real Estate, Attn: Headquarters Real Estate Asset Manager, NC1-023-04-03, 525 North Tryon Street, Charlotte, North Carolina, 28255, and EXULT, INC., a Delaware corporation ("Tenant"). Tenant's address is as set forth in Section 8.4.

                                LEASE DEFINITIONS

         As used in this Lease, the following specified terms shall have the meanings ascribed below, unless the context clearly requires otherwise:

                  ADA. The Americans With Disabilities Act Of 1990.

                  Additional Rent.  As set forth in Section 2.5.

                  Alterations.  As defined in Section 4.7.

                  Bank of America Corporate Center. The sixty (60) story office tower located on the northeastern corner of North Tryon Street and East Trade Street, having an address of 100 North Tryon Street, Charlotte, North Carolina.

                  Base Building. The Building as constructed by Landlord pursuant to the Base Building Plans as defined in Section 8.26.

                  Base Rent.  As defined in Section 2.3.

                  Block. The city block located in Charlotte, North Carolina and bounded by North Tryon Street, East Sixth Street, North Church Street and East Seventh Street.

                  Building. The office building located at 401 North Tryon Street, Charlotte, North Carolina, as more particularly described in the Memorandum of Sublease attached hereto as Exhibit H.

                  Building Complex. Any adjacent property belonging to or under control of Landlord which has been affirmatively integrated into the Building including but not limited to the adjoining parking facility, office space and plaza areas (but not including the adjoining residential condominium or parking areas dedicated exclusively to the residential condominium building).

                  Certificate of Occupancy. A certificate of occupancy or a temporary certificate of occupancy issued by the Building Standards Department or other appropriate Governmental Authority of Mecklenburg County, North Carolina.

                  Commencement Date.  As set forth in Section 2.1.

                  Common Areas. Common Areas shall be located on the Block and shall include the lobby of the Building, outdoor plazas within the Building Complex (including outdoor plazas owned by any other third party but shared in whole or in part, for one or any number of purposes, with the owner of the Building), driveways, loading docks, corridors, communication shafts, building manager's offices, escalators, elevators, elevator shafts and elevator foyers, stairwells, entrances, lobbies, public restrooms, mechanical rooms, water holding areas, janitorial closets, vending rooms, telephone rooms, mail rooms, electrical rooms, elevator mechanical rooms located above the elevator shafts, and other similar areas of the Building provided for Building systems or for the common use or benefit of all tenants primarily or the public generally; provided, however, that the identity and location of such Common Areas is subject to the terms of Section 1.5.

                  Comparable Space. Comparable office space of similar floor height, and located in first-class, mid-rise office buildings (including, without limitation, the Building) with similar attendant parking facilities, with consummated leases achieved in the central business district of Uptown Charlotte, North Carolina. Comparable space shall include space with comparable amenities, build-out, floor plan, computer room and available parking and, to the extent Tenant has not already exercised its right to Expansion Space, Comparable Space shall also include available expansion space. For purposes of any provisions in this Lease relating to a Relocation (as defined in Section 8.21) of Tenant, Comparable Space shall be contained within a single building but is not required to be located on contiguous floors within such single building, however Landlord shall attempt to provide space within the same elevator bank or reasonably proximate by stair access.

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                  Contract Rate. A rate of interest equal to two percent (2%)
         above the rate of interest announced from time to time as the "prime rate" by Bank of America, N.A. or its successors at its home office in Charlotte, North Carolina or the maximum rate permitted by applicable law, whichever shall be less.

                  Delivery Date.  As set forth in Section 2.1.1.

                  Environmental Laws. Any applicable current or future federal, state, or local law, regulation, ordinance, order, guidance document, policy document, or ruling applicable to health or environmental conditions on, under or about the Building, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Water Pollution Control Act, the Clean Air Act, the Federal Insecticide, Fungicide and Rodenticide Act, and analogous state and local laws.

                  Expansion Space. Any additions to the Premises pursuant to the provisions of Exhibit E.

                  Force Majeure.  As defined in Section 8.1.

                  Governmental Authority. The government of the United States of America, the State of North Carolina and any political subdivision thereof, or any local, state or national public authority, agency, department, commission, board, bureau or instrumentality with authority over the Building or the Building Complex. With respect to matters pertaining to insurance, boards of fire underwriters shall be a Governmental Authority to the extent they have power to impose conditions on the issuance of policies or the coverage thereof.

                  Hazardous Materials. Polychlorinated biphenyls, petroleum and any fraction thereof, radioactive materials, urea formaldehyde, asbestos, and any waste, pollutant, contaminate, chemical compound, substance or material defined or regulated as "hazardous" "extremely hazardous" or "toxic" under any Environmental Law or by any federal, state, or local governmental agency or authority.

                  Holidays. New Year's Day, Memorial Day (observed), Independence Day (observed), Labor Day, Thanksgiving Day and Christmas Day, and such other holidays, not to exceed eight (8) days per Calendar Year, that are recognized by national banks.

                  HVAC. As defined in Exhibit F.

                  Initial Premises. The premises described in Section 1.1.1 hereof.

                  Intent Notice. As defined in Section 4.9.

                  Landlord. As defined on Page 1.

                  Landlord's Architect. Any reputable architectural firm licensed in the State of North Carolina as shall be selected by Landlord from time to time.

                  Lease. As defined on Page 1.

                  Market Rate. As defined and determined in Exhibit E.

                  Master Lease. A special purpose entity has been formed to own the Building and the entire Building is subject to a lease between Landlord and such special purpose entity, said lease being deemed the "Master Lease" for purposes hereunder.

                  Master Services Agreement. That certain agreement of even date herewith between Bank of America Corporation and Exult, Inc., relating to provision of certain payroll and accounting services by Exult, Inc. to Bank of America Corporation.

                  New Lease. As defined in Section 8.25.

                  Normal Business Hours. As defined in Exhibit F.

                  Owner. That entity which owns the Building as of the Commencement Date of this Lease.

                  Parking Garage. The parking areas associated with the Building Complex on the Block, including, without limitation, any walkway connecting the Parking Garage to the Building, stairways, elevators and mechanical systems. The Parking Garage and the Building may be owned or managed separately.

                  Parking Rights and Charges. If Tenant is granted any rights to parking in the Parking Garage, such rights and all charges to Tenant for same are described in Exhibit G attached hereto and incorporated herein by this reference.

                  Premises. That portion of the Building shown or described in Exhibit A and further designated in Section 1.1.1 together with any changes made thereto in accordance with this Lease.

                  Rent. The Base Rent payable under Section 2.3 plus all Additional Rent described in Section 2.5, parking charges, if any, described in Exhibit G, and any other sums owed by Tenant to Landlord under this Lease including but not limited to Base Rent which may become payable pursuant to Section 8.27 or Exhibit E.

                  Rentable Area. The rentable portion of any leasable premises in the Building expressed in square feet or fractions thereof, whether or not such premises are to be used for office, retail or service-related uses.

                  Rentable Area in the Building. The aggregate Rentable Area in the Building irrespective of the designated use of such Rentable Area for office, retail or service related uses. Landlord and Tenant agree that as of the Commencement Date of this Lease, the Rentable Area in the Building is stipulated to be Four Hundred Thirty-Two Thousand Six Hundred Fifty-Nine (432,659) square feet.

                  Rules and Regulations. Attached as Exhibit D.

                  Standard Building Capacity. As defined in Exhibit F.

                  Stated Expiration Date. The date which is ten (10) years following the Commencement Date.

                  Tenant. As defined on Page 1.

                  Tenant Affiliate. As set forth in Section 4.9.

                  Tenant's Architect. Any reputable architectural firm licensed in the State of North Carolina as selected by Tenant.

                  Term. As set forth in Section 2.1.2.

                  Third Party Development. Any office, retail or condominium development (other than the Building, the Plaza, and the Parking Garage) which may be located from time to time on the Block and which is not owned by Landlord.

                  Transamerica Square. The name by which the Building Complex is known on the date of this Lease.

                  Year, Calendar Year, Lease Year. A year shall be any period of 365/366 consecutive days. Calendar year shall mean the period from January 1 to December 31. Lease Year shall refer to each year beginning on the Commencement Date.

                                  CONSIDERATION

         In consideration of the mutual promises and agreements set forth herein, the legal sufficiency of which the parties hereto expressly acknowledge, Landlord and Tenant agree as follows:


                                       I.

                                LEASE OF PREMISES

         1.1 PREMISES.

                  1.1.1 DEMISE OF PREMISES. Subject to and upon the terms, provisions and conditions hereinafter set forth, and each in consideration of and conditioned upon the duties, covenants and obligations of the other hereunder, Landlord does hereby lease, demise and let to Tenant, and Tenant does hereby lease from Landlord, the Premises more particularly described as the third (3rd) floor of the Building, consisting of approximately forty-six thousand five hundred seven (46,507) square feet of Rentable Area and the fifth
(5th) floor of the Building, consisting of approximately forty-nine thousand, six hundred seventy (49,670) square feet of Rentable Area (sometimes referred to herein as the "Initial Premises"), containing in the aggregate approximately ninety-six thousand one hundred seventy-seven (96,177) square feet of Rentable Area as reflected on the floor plans attached hereto as Exhibit A and incorporated herein by reference.

                  1.1.2 WARRANTY OF TITLE. Landlord warrants and represents to Tenant that Landlord has the right, power, authority and ability to lease all of the Premises and to undertake all other obligations of Landlord set forth herein.

         1.2 OPTION TO EXPAND. The option to expand, if any, to be granted by Landlord to Tenant under this Lease shall be set forth in Exhibit E hereto.

         1.3 INTENTIONALLY OMITTED.

         1.4 DELIVERY OF SPACE. Landlord shall deliver the Initial Premises and any Expansion Space to Tenant in its "as is" condition and shall not be obligated to perform any demolition or improvements.

         1.5 COMMON AREAS. Tenant, its employees and invitees shall have the non-exclusive right to use the Common Areas as constituted for general use of the occupants of the Building from time to time (except for mechanical rooms and janitorial closets), such use to be in common with Landlord, other tenants of the Building Complex and other persons and subject to the Rules and Regulations set forth in Exhibit D attached hereto and by this reference made a part hereof, as such Rules and Regulations may be amended from time to time provided such amendments are nondiscriminatory in nature. Subject to the limitations set forth in the next sentence, Landlord reserves the right from time to time to undertake any or all of the activities described below, provided such reservation of rights shall not: (i) materially affect Tenant's use or enjoyment of or access to the Premises, the Parking Garage or Tenant's other rights under this Lease, or increase or materially decrease the amount of Rentable Area in the Premises;
(ii) increase Tenant's Rent; or (iii) reduce the number of Tenant's parking privileges set forth herein. In connection therewith, Landlord reserves the following rights: to add to, or subtract from, or change from time to time, the dimensions and location of the Common Areas, it being understood that Landlord may, at its option, add any areas located within the Block to the Common Areas; to create any additional improvements in the Common Areas or to alter or remove any improvements in the Common Areas; to convert areas previously designated by Landlord as part of the Common Areas to an area leased to one or more tenants or to designate previously leased space as part of the Common Areas provided equitable adjustments are made to the Rentable Area in the Building and the Rentable Area in the Premises; to make alterations or additions to the Building and to any other buildings or improvements within the Building Complex; to operate and/or maintain such Common Areas in conjunction with other parties; and to construct, or permit others to construct, other buildings or improvements within the Building Complex. Landlord is not obligated to construct or provide for Tenant any improvements outside the Building except as expressly provided in this Lease.

                                       II.

                                   TERM; RENT

         2.1 TERM.

                  2.1.1 DELIVERY OF PREMISES. Landlord shall deliver the Initial Premises to Tenant on the effective date of the Master Services Agreement (the "Delivery Date"), subject to the provisions of Sections 8.15, 8.16 and 8.17 hereof.

                  2.1.2 COMMENCEMENT DATE. Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum hereto, this Lease shall continue in force for a Term commencing on the Delivery Date and ending September 28, 2007, subject to Landlord's obligation to extend the Term of this Lease upon relocation as set forth in Section 8.21 or enter into a New Lease as set forth in Section 8.25.

         2.2 USE. The Premises are to be used and occupied by Tenant solely for general office purposes and such other lawful purposes as are consistent with uses of office space in first class office buildings in Uptown Charlotte, North Carolina, and for no other purposes, except that Tenant may install and/or maintain a telephone call center provided that the maximum density of the Premises shall not exceed the structural load capacity of the Building or the capacity of the Building systems. No use by Tenant shall, in Landlord's opinion reasonably exercised (i) be in conflict with any exclusive use clauses which Landlord has granted to other tenants of the Building Complex prior to the date Tenant first notifies Landlord in writing of its intent to conduct such use in the Premises; (ii) be in direct competition with Landlord in any of its core banking, securities, trust or insurance businesses; or (iii) tend to damage or injure the reputation of the Building or the Building Complex.

         2.3 BASE RENT. Landlord acknowledges that, with respect to the Initial Premises only, Tenant's Base Rent for the initial Term of this Lease and any extended term or term under the New Lease (pursuant to Section 8.21) to bring the full term of Tenant's occupancy to one hundred twenty (120) months from the Delivery Date, has been prepaid at market rates. Base Rent for the Expansion Space, if exercised, shall be at the rates determined by application of Exhibit E hereto.

         2.4 INTENTIONALLY OMITTED.

         2.5 ADDITIONAL SERVICES. Any services provided to Tenant including, without limitation, utilities in excess of the Standard Building Capacity, or furnished after Normal Business Hours, as such terms are defined in Exhibit F hereto, shall be billed to Tenant on a monthly basis as additional rent (the "Additional Rent") at Landlord's then standard hourly rates, if applicable, or otherwise, at the actual cost incurred by Landlord, including third party management services, to provide such services to Tenant. If Tenant requests services other than utilities ("Other Services") in excess of the Other Services enumerated in Exhibit F, Landlord shall also provide such Other Services to Tenant, which shall be billed to Tenant as Additional Rent at Landlord's actual cost plus an administrative fee equal to ten percent (10%) of the actual cost thereof. Provided, however, that Other Services which are regularly or repetitively incurred (as, for example, Other Services which are incurred on a daily basis because Tenant has elected to add a second shift of employees) shall be billed at Landlord's actual cost without an additional administrative fee. All Additional Rent shall be payable on or before the fifteenth (15th) day following receipt of Landlord's invoice therefore.

         2.6 HOLDING OVER. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall (i) pay Landlord, within thirty (30) days after Landlord's written demand therefor, all damages caused by Tenant's holding over (including, without limitation, all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises and all losses suffered by Landlord arising out of other agreements concerning the Premises which Landlord is unable to honor, in whole or in part, as a result of Tenant's holding over) and all attorneys' fees incurred by Landlord as a result of Tenant's holding over and
(ii) pay to Landlord one hundred and fifty percent (150%) of the fair market rental value of the Premises during such holdover period, such fair market rental value to be equal to the rent at which Comparable Space is then being offered as determined in accordance with Exhibit E hereto. Any holding over with Landlord's written consent shall constitute a lease from month to month under all the terms and provisions of this Lease, and unless otherwise agreed in writing, either Landlord or Tenant may terminate such month-to-month lease upon at least thirty (30) days prior written notice to the other. If Tenant elects to holdover for a period not to exceed six (6) months in accordance with Section
8.24 hereof, such holdover shall be treated as a holdover with the written consent of Landlord pursuant to this paragraph and, in such event only the holdover beyond the initial six (6) month period shall be subject to the aforestated penalties.

         2.7 LATE CHARGES. If at any time any Rent is not received by the fifth
(5th) day following the date on which or period within which any monetary obligation of Tenant under this Lease becomes due (including dishonored checks), then in addition to the amount owed, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the past due obligation. This provision shall not be deemed to condone the late payment of any monetary obligation, and shall not be construed as giving Tenant an option to pay late by paying the late charge. Instead, all funds are due at the times specified in this Lease without any grace period. Failure to pay shall subject Tenant to all applicable default provisions provided hereunder or by law, and Landlord's remedies shall not be abridged by claiming or collecting a late charge.


                                      III.

                                 GENERAL MATTERS

         3.1 CONDITION OF THE PREMISES. Landlord shall deliver the Initial Premises to Tenant in its "as is" condition and shall not be obligated to perform any demolition or improvements therein. Provided, however, that the Building systems which serve the Premises including sewer, water, electrical and HVAC shall be in good working order.

         3.2 SERVICES TO BE FURNISHED BY LANDLORD. During the Term, as the same may be extended, Landlord shall manage the Building Complex, operate the Building, and provide supervision, janitorial and other services comparable in service and quality to those provided for Comparable Space. Landlord shall cause public utilities to furnish electricity and water to the Building and the Premises and shall furnish Tenant with the other services described in Exhibit F during the Term.

         3.3 KEYS. Landlord shall furnish Tenant at no cost up to one (1) key (or the functional equivalent thereof) for each one hundred and fifty (150) square feet of Rentable Area in the Initial Premises and in the Premises as it may be expanded from time to time for entering the Building and the Premises, and additional keys at a charge not to exceed Landlord's cost for each such key without markup on an order signed by Tenant. All keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Premises without Landlord's written permission. If Tenant receives Landlord's permission and installs locks requiring keys other than the keys provided by Landlord, Tenant shall immediately provide Landlord with copies of such keys. Tenant shall not make, or permit to be made, any duplicate keys except those furnished by Landlord. Landlord shall have the right to maintain master keys and pass keys to all doors to and within the Premises. Upon termination of this Lease, Tenant shall surrender to Landlord all keys related to the Premises, and give to Landlord the combination of all locks for safes, safe cabinets and vault doors, if any, to remain in the Premises.

         3.4 GRAPHICS. Landlord shall provide and install Tenant's name and suite numerals of the Premises in Building standard graphics at the main entrance doors to the Premises. All graphics of Tenant visible in or from public corridors or the exterior of the Premises shall be subject to Landlord's approval; provided, however, Tenant may not display any signs or graphics of Tenant visible from the exterior of the Building, except that Tenant shall be allowed, for so long as the Premises are in Transamerica Square, one sign, of a font size and appearance (i.e., stainless steel lettering with no larger font size than existing, and color to be silver, gold or bronze) as the sign currently displayed by Landlord above the exterior entrance doors in the arcade on the south side of the Building, such sign to be centered in a panel above one of the exterior entrance doors. The size and color of the sign shall be subject to Landlord's reasonable approval. Landlord, at Landlord's expense, will also identify Tenant in the directory located in the main lobby of the Building and on any other appropriate directory which may be part of the Building Complex. The space to be made available to Tenant in such directories shall be reasonably proportionate to the space allotted other tenants with similar size Rentable Area in the Building. If Landlord relocates Tenant to Comparable Space, Tenant shall be entitled to comparable exterior signage, which may differ from the exterior signage description set forth above based upon Landlord's signage criteria for such Comparable Space and any restrictions contained in existing leases or title documents for the Building in which the Comparable Space is located.

         3.5 REPAIRS BY LANDLORD. Landlord shall make all repairs necessary to maintain the Building, the Common Areas, the plumbing, HVAC and electrical systems installed or furnished by Landlord (excluding any special electrical equipment or other fixtures installed or furnished by Landlord at Tenant's request and not as part of the Base Building unless the maintenance and repair was necessitated by the misrepresentation, negligence or misconduct of Landlord or caused by the act, omission, accident or negligence of Landlord, its agents, employees, invitees, licensees, subtenants or contractors, in which case such maintenance or repairs shall be made at Landlord's sole cost and expense if not otherwise reimbursed to Tenant by insurance carried by Landlord or Tenant), the glass curtain walls, windows, flooring installed or furnished by Landlord, and all other structural elements of the Premises installed or furnished by Landlord. Tenant shall promptly notify Landlord of any condition which requires repair. Landlord shall undertake such repairs with due diligence within a reasonable time after written notice from Tenant that such repair is needed. In no event shall Landlord be obligated to repair any nonstructural system damage or any damage to systems not provided in Base Building plans unless such damage is caused by the act, omission, accident or negligence of Landlord or its employees, agents, invitees, licensees, tenants, subtenants or contractors in such capacity. Tenant shall not be required to make structural repairs or repairs to the systems of the Building, but such repairs shall be made by Landlord, and the costs of such repairs shall be Expenses to the extent permitted in this Lease, unless the repairs were necessitated by the act, omission, accident, negligence or misconduct of Tenant or its employees, agents, invitees, licensees, subtenants or contractors, in which case such repairs shall be at Tenant's sole cost and expense. Tenant shall not be required to maintain or repair Building standard finishes within restrooms, drinking fountains and other Building systems, all of which shall be maintained by Landlord and the cost thereof shall be included in Expenses to the extent permitted in this Lease. Any special leasehold improvements may, at Tenant's written request and at Landlord's option, be maintained by Landlord at Tenant's expense which shall be an amount equal to Landlord's actual cost plus an additional charge of ten percent (10%) of such cost. Landlord shall not be liable to Tenant, except as expressly provided in this Lease, for any damage or inconvenience, and Tenant shall not be entitled to any damages nor to any abatement or reduction of Rent by reason of any maintenance, repairs, replacements, alterations or additions made by Landlord under this Lease.

         3.6 PEACEFUL ENJOYMENT. Landlord warrants and represents to Tenant that Tenant shall and may peacefully have, hold and enjoy the Premises, subject to the other terms hereof. The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth, and each party covenants as a material part of the consideration for this Lease to keep and perform each and all of the terms, covenants and conditions required to be kept and performed by it, and that this Lease is made upon the condition of such performance.

         3.7 LANDLORD'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to Landlord's other representations and warranties set forth in this Lease, Landlord hereby represents, warrants and covenants to Tenant as follows:

                  (a) Landlord has full and lawful authority to enter into this Lease.

                  (b) The Building Complex has been constructed in accordance with all applicable laws, codes, ordinances, rules and regulations in effect as of the time of obtaining the applicable building permits. Landlord shall be responsible for correcting any violation of the foregoing, at Landlord's expense (which expense shall not be included in Expenses as defined in Exhibit E hereto).

                  (c) On the date of delivery of possession of the Premises to Tenant and throughout the Term of this Lease, the Building (excluding any Alterations in the Premises) will be in substantial compliance with all applicable federal, state and local laws, ordinances, orders, rules, regulations and other requirements of Governmental Authorities relating to the use, condition and occupancy of the Building and all applicable rules, orders, regulations and requirements of any board of fire underwriters or insurance service office or any similar body having jurisdiction over the Building; provided, however, Landlord has informed Tenant that the Building may not comply in some immaterial respects with ADA or other applicable laws, but not to the extent which would materially impair Tenant's use and occupancy of the Premises or the health or safety of Tenant's employees or invitees.

                  (d) Landlord shall maintain, repair, operate, manage and lease the Building at a standard consistent with the maintenance, repair, operation, management and leasing of Comparable Space.

                  (e) Landlord represents that the current configuration of the Initial Premises, as depicted in the floor plans attached hereto as Exhibit A, complies with the load-bearing capacity requirements of
         Section 4.1.1. To the extent that a review of the current configuration, which is currently underway, reveals any inconsistency with such load-bearing requirements, Landlord shall correct the same at Landlord's cost.

                                       IV.

                         TENANT'S OCCUPANCY OF PREMISES

         4.1 CARE AND SURRENDER OF THE PREMISES.

                  4.1.1 DAMAGE; LOAD CAPACITY. Tenant shall not commit any waste or damage, or allow any waste or damage, on any portion of the Premises or the Building Complex. Tenant also agrees that Tenant will not place upon or load any floor of the Building with a load exceeding its design capacity. Landlord certifies that the floors of the Initial Premises are each designed generally to bear fifty (50) pounds live load and fifty (50) pounds for partitions, per square foot of floor space, or such other loads as may be specified on the floor plans attached hereto as Exhibit A. Tenant shall take into account such load-bearing capacities when locating all safes and heavy installations which Tenant wishes to place in the Premises.

                  4.1.2 CONDITION OF PREMISES AT END OF TERM. At the end of the Term, by lapse of time or otherwise, Tenant shall deliver the Premises to Landlord in its Base Building condition except for those alterations, additions and improvements thereto which Landlord agrees to accept, normal wear and tear, insured casualty losses and acts of God. Tenant shall deliver the Premises to Landlord broom clean and in good order and repair except for ordinary wear and tear. If Tenant does not so deliver the Premises, Landlord may restore the Premises to such condition following Tenant's surrender of possession and Tenant shall pay the cost thereof, plus an administrative fee equal to fifteen percent (15%) of the cost thereof. Unless the same may be removed by Tenant without damage to the Premises (in which event Tenant may, at its option, so remove them), all installations, alterations, additions and improvements, including partitions which may have been installed by either Landlord or Tenant, shall remain upon the Premises and shall become Landlord's property, all without compensation, allowance or credit. Tenant's movable office equipment, furniture, furnishings and artwork shall remain Tenant's property, and Tenant shall have the right prior to the end of the Term to remove the same, if no uncured event of default then exists. Tenant's goods, effects, personal property, business and trade fixtures, machinery and equipment not removed at the end of the Term (or within one (1) week after entry of a final unappealable order of possession of the Premises to Landlord by a court of competent jurisdiction, and provided that during such time Landlord has not hindered or impeded Tenant's efforts to remove such property from the Premises by reason of Tenant's default) shall be considered abandoned, and Landlord may dispose of the same in such commercially reasonable manner as Landlord deems expedient after ten (10) days' prior written notice to Tenant.

         4.2 LEGAL USE AND VIOLATION OF INSURANCE COVERAGE. Tenant shall comply with all applicable laws, ordinances, orders, rules and regulations of any Governmental Authority relating to the use, condition or occupancy of the Premises. Landlord shall comply with all applicable laws, ordinances, rules and regulations of any Governmental Authority relating to the construction, ownership, leasing and management of the Building; provided, however, Tenant agrees that the scope of Landlord's compliance with laws, ordinances, orders, rules and regulations of any Governmental Authority applicable to construction of the Building is limited to those in effect when approvals, permits and licenses for construction of the Building were obtained or issued or to the extent needed to not materially impair Tenant's use and occupancy of the Premises or the health or safety of Tenant's employees or invitees. Tenant shall not occupy or use, or permit any portion of the Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire. Tenant shall not permit anything to be done in the Premises which would increase the rate of fire insurance coverage on the Building.

         4.3 HAZARDOUS MATERIALS.

                  4.3.1 NO STORAGE. For the purposes of this Section 4.3, "Premises" shall include the Premises and all space over which Tenant has the right to exclusive use and control. Except for general office and cleaning supplies typically used in the ordinary course of Tenant's business, without Landlord's prior written consent, Tenant shall not knowingly use, release, generate, store or dispose of on, under or about the Building Complex or transport to or from the same any Hazardous Materials or permit or allow any third party to do so.

                  4.3.2 COMPLIANCE; CITATION. All of Tenant's activities on the Building Complex shall comply with Environmental Laws. As soon as practical after receipt of same, Tenant shall furnish Landlord with a copy of any and all citations, orders, notices, reports, subpoenas or requests concerning or having an impact on the environmental condition of the Premises from any federal, state or local governmental authority and a copy of any and all information, documents or reports submitted to any Governmental Authority by or on behalf of Tenant regarding the environmental condition of the Premises. Tenant shall provide Landlord with written notice of any environmental condition affecting the Premises which must be reported to any Governmental Authority no later than twenty-four (24) hours after occurrence of the event which triggers the reporting obligation.

         4.4 NUISANCE. Tenant shall conduct its business and shall use its best efforts to control its officers, managers, agents, employees, invitees and visitors in such manner as not to create any nuisance, or interfere with any other tenant of the Building or with Landlord in its operation of the Building Complex.

         4.5 RULES OF THE BUILDING. Tenant and its officers, managers, employees, agents, visitors, contractors, assigns and licensees shall comply with the Rules and Regulations of the Building Complex attached as Exhibit D, as the same may be reasonably amended from time to time.

         4.6 REPAIRS BY TENANT. At Tenant's own cost and expense, Tenant shall repair or replace any damage or injury done to the Building Complex or any part thereof caused by Tenant or its contractors, subcontractors, officers, managers, agents, employees, invitees or visitors (other than Landlord or its contractors, subcontractors, agents, employees, invitees or visitors) to the extent such damage or injury is not covered by insurance. If Tenant has not undertaken such repairs or otherwise diligently pursued all actions preparatory to such repairs within thirty (30) days after notice from Landlord of Tenant's obligation to do so or if Tenant is not diligently pursuing completion of any repair undertaken within the thirty (30) day period, Landlord may, at its option, make such repairs or replacements, and Tenant shall repay to Landlord the cost thereof, plus an administrative cost of ten percent (10%) to Landlord on demand.

         4.7 ALTERATIONS, ADDITIONS, IMPROVEMENTS.

                  4.7.1 RIGHT TO MAKE ALTERATIONS. Tenant shall have no right to make changes, additions, material repairs, improvements or other alterations (collectively, "Alterations") in or to the Premises without the prior written consent of Landlord. For Alterations that would reasonably be expected to cost Twenty Five Thousand Dollars ($25,000) or more, such consent shall be conditioned upon Tenant entering into a Work Letter Agreement with Landlord in the form attached hereto as Exhibit B. Notwithstanding the foregoing, Landlord's prior written consent shall not be required for Alterations of a purely decorative nature (such as painting or wallpapering), provided such Alterations do not affect the structure, safety, efficiency or security of the Premises or Building or the appearance of the Premises from any common or public areas or the exterior of the Building, or place additional loads on Building systems, and so long as prior written notice of such Alterations is given to Landlord. If Tenant elects to make Alterations without first obtaining Landlord's prior written consent, or if Landlord's written consent so specifies, Tenant shall restore the portions of the Premises affected by such Alterations to Building standard if Landlord so requests upon the termination or expiration of this Lease.

                  4.7.2 AGREEMENTS; PERMITS. Tenant shall enter into an agreement for the performance of such approved Alterations with such contractors and subcontractors selected by Tenant and approved by Landlord. Tenant's contractors shall obtain, on behalf of Tenant and at Tenant's sole cost and expense, all necessary governmental permits and approvals for the commencement and completion of such Alterations and Tenant shall provide true copies of same to Landlord prior to commencement of such Alterations.

                  4.7.3 REVIEW BY LANDLORD; COMPLETION. Tenant shall pay to Landlord, as Additional Rent, the reasonable actual costs of Landlord's review of Tenant's proposed Alterations, except for those Alterations for which Landlord's consent is not required as provided in Section 4.7.1. Such payment shall be made within thirty (30) days after Tenant's receipt of invoices from Landlord, or at Landlord's option, prior to the commencement of the Alterations. All Alterations shall be performed: (i) in accordance with the approved plans, specifications and working drawings; (ii) lien-free and in a good and workmanlike manner; (iii) in compliance with all laws, ordinances, rules and regulations of all Governmental Authorities; and (iv) in such a manner so as not to materially interfere with the use or occupancy of the Building by any other tenant in the Building or its employees or invitees, nor impose any additional expenses upon, nor delay Landlord in, the maintenance and operation of the Building, nor endanger the health or safety of any party in the Building.

                  4.7.4 COMPLIANCE WITH LAWS. All work and materials installed in the Premises by Tenant or at Tenant's request shall comply with all Rules and Regulations of the Building Complex, all insurance requirements, and with all laws, ordinances, rules and regulations of all Governmental Authorities. Tenant agrees to hold Landlord forever harmless from any and all claims and liabilities of every kind and description which may arise out of or be connected in any way with Alterations to the extent such claims and liabilities are not covered by insurance, including Landlord's attorneys' fees.

                  4.7.5 INSURANCE REQUIREMENTS. In the event Tenant shall employ any contractor to do any work in the Premises, Tenant shall provide Landlord with certificates naming Landlord and such other parties as Landlord may designate as additional insured under policies of builder's risk and general liability insurance in amounts and with insurers reasonably satisfactory to Landlord. Tenant shall also provide evidence of satisfactory worker's compensation coverage in accordance with statutory requirements.

                  4.7.6 LIEN WAIVERS; LIENS. Upon completion of such Alterations, Tenant shall arrange to have its contractor deliver to Landlord a lien waiver sufficient to assure Landlord that no statutory lien could be filed against the Building relating to such Alterations. Notwithstanding the foregoing, if any statutory lien shall be filed against the Premises or the Building Complex purporting to be for labor or materials furnished or to be furnished at the request of Tenant, then Tenant shall at its expense cause such lien to be discharged by payment, by posting of a cash or surety bond reasonably satisfactory to Landlord or by other assurances reasonably satisfactory to Landlord, within ten (10) days after the filing thereof. If Tenant shall fail to take such action within such ten (10) day period, upon written notice to Tenant, Landlord may cause such lien to be discharged by payment, bond or otherwise. Tenant shall indemnify and hold harmless Landlord against any and all claims, costs, damages, liabilities and expenses (including attorneys' fees) incurred by Landlord by reason of any such lien or its discharge, and all such sums properly paid by Landlord as permitted in this Section 4.7 shall be deemed to be Additional Rent due and payable upon demand. No part of this Lease shall be deemed or construed in any way as constituting the consent of or request by Landlord to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials to the Premises or the Building Complex, or any part thereof, or against the estates of Landlord or Tenant.

         4.8 ENTRY FOR REPAIRS AND INSPECTION. Tenant shall permit Landlord or Landlord's agents or representatives to enter into and upon any part of the Premises at all reasonable hours with such advance notice (oral or written) to Tenant as is reasonable under the circumstances to inspect same, make repairs, alterations or additions thereto in accordance with the terms of this Lease or to exhibit the Premises to (a) prospective tenants during the last six (6) months of the Term or (b) upon reasonable advance notice, to prospective purchasers or to others, or for other reasonable purposes. In the event of emergencies, Landlord shall use commercially reasonable efforts to provide Tenant notice (oral or written) thereof prior to entering the Premises. Except as otherwise expressly provided in this Lease, Tenant shall not be entitled to any abatement or reduction of Rent or any other sums due under this Lease by reason of such access afforded to Landlord. If representatives of Tenant shall not be present to open and permit entry into the Premises at any time when such entry by Landlord is necessary or permitted hereunder, Landlord, its employees, contractors and agents may enter by means of a master key or key card (or forcibly in the event of an emergency) without such entry constituting an eviction of Tenant or termination of this Lease. No advance notice shall be required for Landlord, its agents and employees providing routine services to the Premises such as but not limited to janitorial services, routine maintenance during Normal Business Hours, and security services.

         4.9 ASSIGNMENT OR SUBLEASE.

                  4.9.1 RIGHTS OF ASSIGNMENT AND SUBLEASE. Except with respect to an assignment to a Tenant Affiliate as hereinafter provided, which shall not require Landlord's consent, and except with the prior notice of at least ten
(10) business days and the written consent of Landlord, which consent Landlord shall not unreasonably or arbitrarily withhold, condition or delay, Tenant shall not voluntarily (i) assign or in any manner transfer this Lease or any estate or interest therein, (ii) permit any assignment of this Lease or any estate or interest therein by operation of law or otherwise, (iii) sublet the Premises or any part thereof, (iv) grant any license, concession or other right of occupancy of any portion of the Premises other than for services which are incidental to office work (e.g., copying, vending machines, etc.), or (v) permit the use of the Premises by any parties other than Tenant, its managers, agents, employees, officers, licensees or invitees. Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Premises. Consent by Landlord to one or more assignments or sublettings shall not be a waiver of Landlord's rights as to any subsequent assignments and sublettings. Tenant shall have the right to assign this Lease to any parent, subsidiary or affiliated corporation of Tenant or to a corporation or other entity acquiring all or substantially all of Tenant's assets or stock whether by merger, consolidation or purchase between Tenant and any other entity (each such permissible assignee to be referred to herein as a "Tenant Affiliate") for any of the then remaining portion of the unexpired Term, including the extension thereof as provided in this Lease, at any time. Assignment of this Lease or subletting of all or any part of the Premises to a Tenant Affiliate will require that at least ten (10) business days notice, as hereinafter described, be given to Landlord, but consent or approval of Landlord shall not be required.

                  4.9.2 MATTERS AFFECTING TRANSFER. Any approved transfer shall be expressly subject to the terms and conditions of this Lease. In the event of an assignment or subletting, Tenant shall remain fully responsible and liable for the payment of Additional Rent and for compliance with all of Tenant's other obligations under this Lease. If an event of default occurs following any approved transfer, Landlord, in addition to any other available remedies, may collect directly from Tenant's assignee or sublessee all rents becoming due to Tenant and apply such amount against any sums due to Landlord by Tenant. Tenant authorizes and directs any assignee or sublessee to pay rent directly to Landlord upon receipt of notice of default from Landlord. No direct collection by Landlord from any assignee or sublessee shall constitute a novation or a release of Tenant from the further performance of its remaining obligations under this Lease, nor shall receipt by Landlord of Rent from any assignee, sublessee or occupant of the Premises be a waiver of the covenant in this Lease prohibiting assignment and subletting.

                  4.9.3 CONSENT TO ASSIGNMENT OR SUBLEASE. If Tenant requests Landlord's consent to an assignment of this Lease or subletting of all or a part of the Premises, Tenant shall submit to Landlord, in writing, (i) the name of the proposed assignee or sublessee, (ii) current financial statements, if any, available to Tenant disclosing the financial condition of the proposed assignee or subtenant, (iii) the nature of the business of the proposed assignee or sublessee, and its proposed use of the Premises (any assignment or subletting being subject to restrictions on use contained in this Lease or in other leases of space served by the same elevator bank in the Building as the Premises, violation of such restrictions by the proposed assignee or sublessee constituting absolute grounds for Landlord's denial of the requested assignment or subletting, such grounds not being the exclusive grounds for denial under clause (iii)), and (iv) the proposed commencement date of the assignment or subletting, together with a copy of the proposed assignment or sublease. Within fifteen (15) days after its receipt of such notice, Landlord shall either approve or disapprove such proposed assignment or sublease in writing.

                  4.9.4 ADDITIONAL LIMITATIONS RELATIVE TO ASSIGNMENT AND SUBLETTING. Notwithstanding anything in this Lease to the contrary, Tenant further agrees that any assignment or sublet shall be subject to the following additional limitations: (i) In no event may Tenant assign this Lease or sublet all or any portion of the Premises to an existing tenant of the Building, the IJL Financial Center, the Odell Building, the Hearst Tower or the Bank of America Corporate Center (collectively, the "Landlord Controlled Buildings"), or any subtenant or assignee of such existing tenant; (ii) In no event shall the proposed subtenant or assignee be a person or entity with whom Landlord or its agent is negotiating and to or from whom Landlord, or its agent, has given or received any written or oral proposal within the past six (6) months regarding a lease of space in the Landlord Controlled Buildings; and (iii) Tenant shall not publicly advertise the rate for which Tenant is willing to sublet the space; and all public advertisements of the assignment of the Lease or sublet of the Premises, or any portion thereof, shall be subject to prior approval in writing by Landlord, such approval not to be unreasonably withheld or delayed. Said public advertisements shall include, but not be limited to, the placement or display of any signs or lettering on the exterior of the Premises, or on the glass or any window or door of the Premises, or in the interior of the Premises if it is visible from the exterior. The above and foregoing restrictions relative to tenants of the Landlord Controlled Buildings shall apply to the tenants of each such building (by whatever name such building is then known) only for so long as Landlord maintains a controlling interest in each such building, whether as owner or as tenant .

                  4.9.5 EFFECT OF ASSIGNMENT OR SUBLEASE. If Landlord consents to any subletting by Tenant and subsequently any rents received by Tenant under such sublease are in excess of the Rent payable by Tenant under this Lease (or, in the case of the Initial Premises at any time prior to the Stated Expiration
Date), in excess of [***]* per square foot of Rentable Area), or any additional consideration is paid to Tenant by the assignee under the assignment, then Landlord and Tenant shall each be entitled to fifty percent (50%) of such excess.

                  4.9.6 ASSUMPTION BY ASSIGNEE. Each permitted assignee shall assume, and be deemed to have assumed, this Lease and be and remain liable jointly and severally with Tenant for all payments and for the due performance of all its terms, covenants and conditions. No approved assignment shall be binding upon Landlord unless Landlord shall receive an instrument in recordable form containing a covenant of assumption by the assignee, but the failure or refusal of an assignee to execute the same shall not release it from its liability as set forth herein. In the event that the proposed assignee or sublessee is an existing tenant of the Building, Landlord, at its option and its sole discretion, shall have the right to cancel this Lease and lease the Premises or any portion of the Premises to be assigned or sublet to the proposed assignee or sublessee under the terms of its existing lease with Landlord.

                  4.9.7 TERMINATION OF RIGHTS. At all times during the Term, Landlord shall have a right of recapture of the Premises, or any portion thereof which Tenant proposes to offer for sublease


--------------
* Confidential information has been omitted.

or assignment to parties other than Tenant Affiliates. Landlord shall have a period of thirty (30) days following receipt of a written notice (the "Intent Notice") from Tenant of its intent to sublet or assign the Premises or portion thereof, to exercise its right of recapture as to the Premises or such portion of the Premises, for the entire length of time that Tenant proposes to sublet or assign same. The Intent Notice shall contain at a minimum the following proposed terms: length of lease term, size and location of proposed premises, and proposed alterations to the premises. Such exercise shall be effective as of the date, not less than thirty (30) days following Landlord's receipt of the Intent Notice, which Tenant's Intent Notice proposes to be the effective date of the sublease or assignment. In the event Landlord does not elect to exercise such rights within the notice period, Tenant may offer same to any other party on such terms and conditions as Tenant shall elect, but only as to the portion of the Premises and the term proposed in its notice to Landlord (subject to Landlord's consent and other requirements of this Section 4.9). However, if the material terms and conditions are subsequently altered (e.g., the effective rental rate [taking into consideration any concessions which might be offered], the portion of the Premises to be assigned or sublet, or the term of the proposed sublet, is different from that originally proposed to Landlord), Landlord shall again have a right of recapture, but Landlord's time to respond shall be reduced to ten (10) days following receipt of the Intent Notice. Upon Landlord's exercise of its recapture right hereunder, the Lease shall be amended such that the Rentable Area of the Premises for the remainder of the Term, or such portion thereof as Tenant has proposed to sublet, shall be deleted from the Rentable Area of the Premises, effective as of the effective date of such recapture. If the Term for which any sublet is proposed is less than the remaining Term of this Lease, then immediately upon the expiration of the proposed sublet term, the Rentable Area of the Premises shall again be adjusted to reflect that the sublet portion has been reincorporated into the Premises, and such adjustment shall occur automatically without need for a formal Lease amendment.

         4.10 SUBORDINATION TO MORTGAGE. This Lease shall be subject and subordinate to any mortgage or deed of trust which may now or hereafter encumber the Building and to all renewals, modifications, consolidations, replacements and extensions thereof. In confirmation of such subordination, however, Tenant shall at Landlord's request execute and deliver promptly any appropriate and commercially reasonable certificate or instrument that Landlord may request, including a Subordination Agreement. In the event of the enforcement by the mortgagee, trustee or the beneficiary under any such mortgage or deed of trust of the remedies provided by law or by such mortgage or deed of trust, Landlord shall, at Landlord's sole cost and expense, relocate Tenant to Comparable Space as provided in Section 8.21.

         4.11 ESTOPPEL CERTIFICATE. Tenant shall, at any time and from time to time, within ten (10) days following written request from Landlord, execute, acknowledge and deliver a written statement certifying, if true, that this Lease is in full force and effect and unmodified (or, if modified, stating the nature of such modification), certifying the date to which Rent has been paid, certifying whether or not, to Tenant's best knowledge, there are any uncured defaults by Landlord or specifying such defaults if any are claimed, and certifying such other matters as Landlord may reasonably request. Any such statement may be relied upon by a prospective purchaser or mortgagee of all or any part of the Building. Tenant's failure to deliver such statement within said ten (10) day period shall constitute Tenant's certification that this Lease is in full force and effect and unmodified, and that there are no uncured defaults by Landlord.

         4.12 DEFAULTS BY LANDLORD.

                  4.12.1 LANDLORD'S DEFAULT. Breach of any covenant or agreement or undertaking to be performed by Landlord under this Lease shall constitute a default by Landlord hereunder. Notwithstanding the foregoing, Landlord shall not be in default hereunder with respect to: (i) any obligation of Landlord to pay money to Tenant hereunder unless Landlord has failed to pay such money to Tenant within the applicable time period specified herein, and such failure continues for a period of thirty (30) days after written notice from Tenant to Landlord; and (ii) any other obligation of Landlord under this Lease, unless Landlord fails to perform the obligation within thirty (30) days after Tenant has delivered written notice thereof to Landlord; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are reasonably required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Said thirty (30) day period shall be extended by the period of time during which Landlord is actually prevented from performing such obligation as a result of Tenant delays or Force Majeure delays, provided that Landlord is at all times diligently prosecuting such performance to completion.

                                       V.

                                    INSURANCE

         5.1 CASUALTY INSURANCE. During the Term, Landlord shall insure the Building and the Building Complex against loss or damage by fire, or other insurable hazards and contingencies through all risk insurance (which sometimes may be referenced in the insurance industry as special cause of loss insurance), including fire and extended coverage, in amounts, coverages and with deductibles as are commercially reasonable and as are in effect for comparable Buildings. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies which Tenant may bring or obtain upon the Premises or any leasehold improvements which exceed in value or quantity the Building standards for doors, lighting, partition walls and floor covering which Tenant may construct, except that Landlord shall insure all furniture, fixtures and equipment on behalf of Tenant from the Commencement Date through January 14, 2001. If the premiums for any casualty insurance exceed the standard rates because Tenant's operations result in increased premiums, then Tenant shall, promptly upon receipt of appropriate invoices, reimburse Landlord for same. Tenant shall maintain at its expense, in an amount equal to full replacement cost, fire and extended coverage insurance on all leasehold improvements installed by or on behalf of Tenant and on all of its personal property, including removable trade fixtures, located in the Premises plus such additional insurance as may be required to meet Tenant's obligations under Section 5.2.2.

         5.2 LIABILITY INSURANCE.

                  5.2.1 LANDLORD'S OBLIGATION. During the Term, Landlord shall obtain and keep in force commercial general liability insurance in amounts, coverages and with deductibles as are commercially reasonable and as are in effect for comparable Buildings. Landlord shall also provide the insurance required pursuant to Paragraph 5.2.2 below from the Commencement Date through January 14, 2001.

                  5.2.2 TENANT'S OBLIGATION. From and after January 15, 2001, Tenant shall procure, and shall maintain during the Term, at Tenant's sole cost and expense, commercial general liability insurance against claims for personal and bodily injury, death or property damage occurring upon, in or about the Premises with carriers and in amounts reasonably satisfactory to Landlord (but not less than Three Million Dollars ($3,000,000.00) combined single limit for bodily injury and property damage).

         5.3 INSURANCE STANDARDS; WAIVER OF SUBROGATION.

                  5.3.1 All such policies and renewals thereof as are required in Sections 5.1 through 5.2 shall name Landlord and Tenant as additional insureds. All policies of insurance shall provide (i) that no material change or cancellation of said policies shall be made without thirty (30) days' prior written notice to Landlord and Tenant, and (ii) with respect to property insurance, that the insurance company issuing the same shall have waived any right of subrogation against Landlord or Tenant. All policies of insurance which are secured by Landlord and Tenant as required by this Lease shall include appropriate deductible amounts so that insurance premiums therefor are commercially reasonable. Before Tenant's initial entry into the Premises and thereafter at least thirty (30) days prior to the expiration dates of said policy or policies, both Landlord and Tenant shall provide each to the other copies of policies or certificates of insurance evidencing all coverages required of Landlord or Tenant or either of them by this Lease. All the insurance required under this Lease shall be primary and non-contributory, issued by companies which are rated at least A/X in Best's Insurance Reports and authorized to do business in North Carolina. Insurance requirements may be reasonably increased from time to time by Landlord in order to protect its interest.

                  5.3.2 Except for Landlord's obligation to insure furniture, fixtures and equipment of Tenant from the Commencement Date through January 14, 2001, neither Landlord nor Tenant shall be liable to the other or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Premises, the Building or other tangible property of Landlord or Tenant, or any resulting loss of income, or losses under worker's compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents, employees, invitees or contractors, if and to the extent that any such loss or damage is covered by insurance benefiting the party suffering such loss or damage or was covered by insurance pursuant to this Lease and proceeds from insurance are collectible.

         5.4 OTHER TENANTS; PARKING GARAGE. Landlord shall exercise commercially reasonable efforts to assure that other tenants in the Building and the operator of the Parking Garage will carry comprehensive general liability insurance at commercially reasonable levels.

         5.5 NON-LIABILITY FOR CERTAIN CONDITIONS AND OCCURRENCES.

                  5.5.1 Landlord and Landlord's partners, agents, employees, officers and directors shall not be liable to Tenant, Tenant's employees, or any other person or entity whomsoever claiming through or under Tenant for any injury to person or damage to property caused by the Premises or other portions of the Building or Building Complex becoming out of repair or damaged, or by defect in or failure of equipment, pipes or wiring, or broken glass, or by the backing up of drains or by gas, water, steam, electricity or oil leaking, escaping or flowing into the Premises.

                  5.5.2 Landlord and Landlord's partners, agents, employees, officers and directors shall not be liable to Tenant or to Tenant's employees, agents or visitors, or to any person or entity whomsoever, for injury to person or damage to or loss of property (i) occurring in, on or about the Premises, regardless of the cause, (ii) occurring within the Common Area, if caused by the negligence or misconduct of Tenant, its officers, partners, employees, agents, subtenants, licensees or concessionaires, (iii) arising out of the use of the Premises by Tenant and the conduct of its business therein, (iv) arising out of any breach or default by Tenant in the performance of its obligations hereunder,
(v) occasioned by or through the acts or omissions of other tenants or owners of the Building and/or Building Complex or of any other persons or entities whomsoever, excepting only the negligence or willful misconduct of duly authorized employees and agents of Landlord, or (vi) resulting from any other cause except Landlord's negligence or willful misconduct; and, in any of such events, Tenant hereby agrees to indemnify Landlord and Landlord's partners, agents, employees, officers and/or directors and hold each of them harmless from any and all liability, loss, damage, claim, action or expense (including, without limitation, all court costs and attorneys' fees) arising out of such damage or injury due to any of the causes described above (other than those described in clauses (v) and (vi) above). The provisions of this Article V shall survive the termination of this Lease with respect to any claims or liability attributable to acts, omissions, occurrences and/or conditions existing or occurring prior to such termination.

         5.6 NO RELEASE. Tenant's and Landlord's indemnification obligations in this Article V shall survive the expiration or earlier termination of this Lease. Tenant's and Landlord's covenants, agreements and indemnity obligations in this Lease are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the provisions of this Lease.

         5.7 CASUALTY DAMAGE. If the Premises shall be damaged by fire or other casualty, Tenant shall give prompt written notice to Landlord. If the Building or any part thereof or access thereto shall be so damaged or destroyed by fire or other casualty that substantial alteration or reconstruction of the Building and access thereto shall, in the good faith and reasonable determination of Landlord's Architect, be required with such repair taking longer than ninety
(90) days (whether or not the Premises shall have been damaged by such casualty), or in the event any Mortgagee should require that the insurance proceeds be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Building, then this Lease shall not terminate, but Landlord may, at its option, relocate Tenant to similar premises within the Uptown Charlotte Area within ninety (90) days after the date of such damage, at Landlord's cost, instead of restoring the Building and/or the Premises for Tenant's use; provided, however that Landlord shall use reasonable efforts to relocate Tenant's critical operations as soon as possible after such damage or destruction. In order to relocate Tenant within the aforesaid ninety (90) day period, Landlord shall have the right to temporarily place Tenant in separate buildings within the greater Charlotte Area if necessary to accommodate the size of Tenant's Premises. As soon as reasonably practicable thereafter, Landlord shall relocate all of the Premises to one (1) building in the Uptown Charlotte Area, however, the Premises shall not be required to be located on contiguous floors within such building. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage, repair, or relocation. Upon restoration of the Premises or relocation of Tenant, Tenant shall proceed to restore Tenant's furniture, fixtures and equipment and any leasehold improvements installed by Tenant. Landlord shall pay all relocation costs, as set forth in Section 8.21, unless the casualty results from the fault or negligence of Tenant or any of Tenant's agents, employees or invitees, in which case Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building to the extent such cost and expense is not covered by insurance proceeds and for the cost of relocation of Tenant.

         5.8 SELF-INSURANCE. Notwithstanding anything herein to the contrary, Landlord reserves the right for itself, its successors and assigns to self-insure against any risk required herein to be insured or otherwise assumed by Landlord.

                                       VI.

                                  CONDEMNATION

         6.1 EFFECT OF CONDEMNATION. If the whole or substantially the whole of the Premises or access thereto should be taken for any public or quasi-public use, under any statute or by right of eminent domain or otherwise or should title to the Building or access thereto be taken or be sold by private purchase in lieu of condemnation, then Landlord shall, at its cost, and as of the date when physical possession of the Premises is taken or access thereto is substantially impaired by the condemning authority, relocate Tenant to Comparable Space. Landlord shall locate and pay for Comparable Space, as well as reinstall any of Tenant's leasehold improvements and move Tenant's furniture, fixtures and equipment, as provided in Section 8.21.

         6.2 PROCEEDINGS IN CONDEMNATION. Landlord shall be entitled to receive the entire amount of any compensation awarded or paid upon any taking described in or governed by Section 6.1, except that Tenant shall be entitled to the portions of such compensation or award that corresponds to the value of Tenant's trade fixtures taken.

         6.3 NOTICE OF EXECUTION. Immediately upon service of process or other notice upon either party in connection with any appropriation, taking or temporary taking relating to the Building Complex, the Building, the Premises, or access thereto, such party shall give written notice thereof to the other. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Article VI. Each party reserves the right to appear in any proceedings in connection with any taking or temporary taking.


                                      VII.

                                TENANT'S DEFAULT

         7.1 DEFAULT BY TENANT. Each of the following events shall be deemed to be an event of default by Tenant under this Lease, if such event continues for a period of (i) ten business (10) days for a monetary default or (ii) thirty (30) days for a non-monetary default or any other default described in subparagraph
(a) hereof, after written notice thereof is delivered to Tenant (or such longer cure period as may be specifically permitted by the applicable subparagraph); provided, however, that no notice need be provided to Tenant if Tenant has received a notice of default or noncompliance more than twice in the immediately preceding twelve (12) month period:

                  (a) If Tenant shall fail (i) to pay any installment of Additional Rent or any other amount payable to Landlord hereunder as and when herein provided, (ii) to obtain the insurance coverage required hereunder or (iii) to comply with the provisions of Section 4.3 regarding Hazardous Materials.

                  (b) If Tenant shall become insolvent, or shall make a transfer in fraud of creditors, or shall make an assignment for the benefit of creditors.

                  (c) If Tenant or any permitted sublessee or assignee, shall (i) make an assignment for the benefit of creditors, (ii) file or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or of any State) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, (iii) make an application in any such proceedings for or acquiesce in the appointment of a trustee, receiver or similar officer for it or all or any portion of its property, or (iv) have been a "debtor" in any voluntary or involuntary bankruptcy proceeding on the date of execution of this Lease without having disclosed the same to Landlord in writing prior to such date.

                  (d) If any petition shall be filed against Tenant or any permitted sublessee or assignee (whether or not pursuant to any statute of the United States or any State) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings and such proceedings shall not be dismissed, discontinued, or vacated within thirty
                           (30) days after such petition is filed.

                  (e) If in any proceedings, pursuant to the application of any party other than Tenant in which it does not acquiesce, a receiver, trustee or other similar officer shall be appointed for Tenant or for all or any portion of Tenant's property and such receivership or trusteeship shall not be set aside within thirty (30) days after such appointment.

                  (f) If a receiver or Trustee shall be appointed for all of the Premises or for all or substantially all of the assets of Tenant.

                  (g) If Tenant shall create or suffer the creation of a lien upon the Premises in violation of the provisions of this Lease.

                  (h) If Tenant shall refuse to take possession of the Premises on the Commencement Date.

                  (i) If Tenant shall be a corporation and shall fail to remain in good standing in the State in which the Building is located or the State of its incorporation, or shall, if a foreign corporation, fail to qualify to transact business and/or maintain a duly registered agent in the State in which the Building is located.

                  (j) If any execution, levy, attachment, or other process of law shall occur upon Tenant's goods, fixtures or interest in the Premises.

                  (k) If Tenant shall at any time be in breach or default in the observance or performance of any of the other covenants and/or agreements required to be performed and/or observed by Tenant hereunder.

                  Provided, however, that if any default by Tenant for which a time to cure is not specifically addressed in the preceding subparagraphs (b) through (j), which default is curable but shall reasonably require more than thirty (30) days to cure, Tenant shall be afforded an additional time period to effect such cure, provided Tenant commences to cure the default within the initial thirty (30) day period and diligently prosecutes the same to completion. Provided, further, that any default described in subparagraph (k) hereof, the nature of which may impair Building security or Building systems, shall be subject to Landlord's right to cure under Paragraph 7.2 hereof, regardless of whether the applicable Tenant notice and cure periods have expired, provided that Landlord shall have furnished written notice to Tenant of Landlord's intent to cure prior to Landlord effecting a cure during the pendency of Tenant's notice and cure periods.

         7.2 LANDLORD'S REMEDIES. Upon the occurrence of any event of default and the lapse of any grace or cure periods without cure thereof, Landlord shall have the option to pursue any one or more of the following remedies upon notice to Tenant:

                  7.2.1 TERMINATION. Terminate this Lease or terminate Tenant's right to possession, and in either event, accelerate all obligations of Tenant owed Landlord under the Lease and force Tenant to immediately surrender the Premises to Landlord. Tenant agrees to pay to Landlord on demand the costs which Landlord may reasonably suffer by reason of such termination. Immediately upon any termination Landlord shall be entitled to recover from Tenant all outstanding and unpaid Rent as of the date of such termination and all future Rent due.

                  7.2.2 POSSESSION. Enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be present, by force if necessary (to the extent allowed by law), without terminating the Lease or being liable for prosecution or any claim for damages, and, if Landlord so elects, relet the Premises on such terms as Landlord may determine shall best mitigate its damages and receive the rent therefor. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting.

                  7.2.3 ENTRY. Enter upon the Premises, by force if necessary (to the extent allowed by law), without being liable for prosecution or any claim for damages, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in effecting compliance with Tenant's obligations.

         7.3 REMEDIES CUMULATIVE. Pursuit of any one or more of the remedies provided in this Lease shall not preclude pursuit of any other remedies provided hereunder or by law, which shall be cumulative, nor shall pursuit of any remedy constitute a forfeiture or waiver of any Rent due or of any damages accruing to Landlord by reason of the breach. Actions to collect amounts due Landlord may be brought from time to time, on one or more occasions without the necessity of Landlord's waiting until the expiration of the Term.

         7.4 CURE RIGHTS. Landlord may cure, at any time, without notice except as otherwise herein provided, any default by Tenant under this Lease. Whenever Landlord so elects, all unrecovered costs and expenses incurred by Landlord in curing a default, including, without limitation, reasonable attorneys' fees, together with interest on the amount of costs and expenses so incurred at the Contract Rate, shall be paid by Tenant to Landlord on demand, and shall be recoverable as Rent.

         7.5 RIGHTS UPON POSSESSION. Upon the occurrence of an uncured event of default by Tenant and exercise of Landlord's remedies hereunder, Landlord may make such alterations, repairs, replacements and/or decorations in the Premises as Landlord, in its commercially reasonable judgment, considers advisable and necessary for reletting the Premises. Such undertakings shall not operate or be construed to release Tenant from its liability. Except as may be required to mitigate damages, Landlord shall in no event be liable in any way whatsoever for failure in good faith to relet the Premises, or in the event that the Premises are relet, for failure to collect the rent under such reletting. Subject to Landlord's obligation to mitigate damages, the failure of Landlord to relet the Premises or any part or parts thereof shall not release or affect Tenant's liability for damages. In no event shall Tenant be entitled to any excess rent obtained by reletting. In determining the amount of loss or damage which Landlord may suffer by reason of termination of this Lease or the deficiency arising by reason of any reletting of the Premises, Landlord shall be entitled to recover, in addition to any other damages elsewhere provided in this Lease, at law or in equity, such unrecovered reasonable expenses as Landlord may incur in connection with reletting of the Premises (including, without limitation, court costs, attorneys' fees and disbursements, brokerage expenses and expenses for putting and keeping the Premises in good order or for preparing the same for reletting as herein provided).

         7.6 PREVAILING PARTY; VENUE. If either party places in the hands of an attorney the enforcement of this Lease, or any part thereof, or the collection of any Rent or Additional Rent due or to become due hereunder, or recovery of the possession of the Premises, or files suit upon the same, the non-prevailing (or defaulting) party shall pay the other party's reasonable attorneys' fees and court costs. If Tenant is entitled to receive reasonable attorneys' fees, recovery of such fees shall not be affected if Tenant represents itself rather than engaging independent counsel. The parties agree that any litigation concerning this Lease may be brought before the Superior Court of North Carolina and that Mecklenburg County, North Carolina shall be the proper venue for any such action.

                                      VIII.

                            MISCELLANEOUS PROVISIONS

         8.1 FORCE MAJEURE. Whenever a period of time is prescribed for the taking of any action by Landlord or by Tenant, neither Landlord nor Tenant shall be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, fire, earthquakes, floods, acts of God, governmental regulations, shortages or delay of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord or Tenant, as applicable (all of which are sometimes referenced collectively in this Agreement as "Force Majeure") excluding however the financial condition or the unavailability or cost of funds of either party.

         8.2 SALE OF THE BUILDING. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder, and in the Building and leasehold improvements, and upon the transferee's assumption of Landlord's obligations hereunder, no further liability or obligations shall accrue against Landlord. Any and all covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord's interest hereunder.

         8.3 NAME OF BUILDING. As of the Commencement Date, the name of the Building is Transamerica Square. Landlord shall have the right and privilege at its cost at any time to change the name of the Building. Subject to the sign provisions set out elsewhere in this Lease, Landlord shall have exclusive control over all signs, graphics or other wall ornamentation or displays in the entrance lobby to the Building and in all Common Areas.

         8.4 NOTICES. All notices required under this Lease shall be in writing unless expressly permitted otherwise. Any notice by either party to the other shall be deemed to be duly given if either personally delivered with written receipt to the respective addresses set forth below for each party or sent by first-class mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier service addressed as set forth below:

             If to Tenant        Exult, Inc.
                                 401 N. Tryon Street, 2nd Floor
                                 Charlotte, North Carolina  28202
                                 Attn: Client Executive

             with a copy to:     Exult, Inc.
                                 4 Park Plaza, Suite 1000
                                 Irvine, California  92641
                                 Attn: General Counsel

             If to Landlord:     c/o Corporate Real Estate
                                 525 N. Tryon Street
                                 NC1-023-04-03
                                 Charlotte, North Carolina 28255
                                 Attn: Headquarters Real Estate Asset Manager

Either party which desires to change the address as set forth above shall do so by notice to the other party which complies with the requirements of this
Section 8.4.

         8.5 NO WAIVER. Neither Landlord's nor Tenant's failure to enforce or delay in exercising any of the provisions, rights or remedies in this Lease shall be a waiver, nor in any way affect the validity of this Lease or any part hereof, or their respective right thereafter to enforce each and every such provision, right or remedy. No waiver of any breach of this Lease shall be held to be a waiver of any other or subsequent breach. The receipt by Landlord of Rent, or any other payment by or to Tenant at a time when the Rent or the payment of any other sum due hereunder is in default shall not be construed as a waiver of such default. The receipt by Landlord of a lesser amount than the Rent, or by Landlord or Tenant of any other sum due, shall not be construed to be other than a payment on account which may be applied in such manner as such party deems appropriate. Either Landlord or Tenant may accept any such payment without prejudice to its right to recover the balance due or to pursue any other remedies. No act or thing done by Landlord or its agents or employees during the Term, including acceptance of keys or card keys, shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such a surrender shall be valid unless signed by Landlord.

         8.6 COMMISSIONS. Landlord and Tenant each represents and warrants to the other that it has contacted no broker in connection with this Lease or the Premises. Landlord and Tenant hereby indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution, expansion and/or renewal of this Lease and the execution of the New Lease due to any action of the indemnifying party.

         8.7 RIGHTS OF LIGHT, VIEW OR AIR. This Lease does not grant any rights to light, view or air over adjacent property, and any diminution or shutting off of light, view or air by any structure that may be erected adjacent to the Building shall not affect this Lease or impose any obligation or liability upon Landlord.

         8.8 SEVERABILITY. If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provisions to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

         8.9 RECORDATION. Landlord and Tenant agree not to record this Lease. At Tenant's sole cost and expense, the parties shall execute and record the Memorandum of Sublease attached hereto as Exhibit H.

         8.10 BINDING EFFECT. This Lease, including all exhibits attached hereto, shall be binding upon and shall inure to the benefit of Landlord, its successors and assigns, and Tenant, its successors, and to the extent assignment and subletting may be approved by Landlord hereunder, Tenant's assigns and sublessees. Each individual executing this Lease on behalf of the respective parties represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said party in accordance with the duly adopted resolution of the Board of Directors of said corporation or in accordance with the pertinent partnership agreements and that this Lease is binding upon said party in accordance with its terms.

         8.11 ENTIRE AGREEMENT. The following lettered exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:

         Exhibit A - Description of the Premises

         Exhibit B - Work Letter Agreement
                     Schedule 1 Tenant's Plans

         Exhibit C - Cleaning Specifications

         Exhibit D - Rules and Regulations

         Exhibit E - Option to Expand

         Exhibit F - Services to be Provided by Landlord

         Exhibit G - Tenant's Parking Rights and Charges

         Exhibit H - Memorandum of Sublease

         Exhibit I - Extension of Term

         This Lease and the attached exhibits set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises. Tenant agrees that Landlord and its agents made no representations or promises with respect to the Premises, the Building, the Building Complex or property of which the same are part except as herein expressly set forth. Tenant shall make no claim on account of any representations, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in a circular, prospectus or advertisement related to the Building Complex or otherwise, unless the same is specifically set forth in this Lease.

         8.12 AMENDMENTS. Except as expressly provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

         8.13 COUNTERPARTS. This Lease may be executed in counterparts. Each fully executed counterpart shall be an original and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

         8.14 GOVERNING LAW. This Lease is declared to be a North Carolina contract, and all of the terms hereof shall be governed by, construed and enforced according to the laws and judicial decisions of the State of North Carolina.

         8.15 INITIAL REPOSITIONING OF EMPLOYEES; SUBSEQUENT MOVES. Landlord and Tenant acknowledge that, because Tenant will be assuming certain of Landlord's employees and certain of Landlord's equipment and workstations as of the Commencement Date pursuant to the Master Services Agreement to be executed by the parties of even date herewith, some repositioning of employees of Landlord, including workstations and equipment assigned to those employees, from the Initial Premises will occur later than the Commencement Date. Additionally, some repositioning of Tenant's employees, including workstations and equipment assigned to those employees, from other areas of the Building to the Initial Premises (such repositioning of Landlord's and Tenant's employees and their workstations shall be referred to as the "Initial Moves") will also occur later than the Commencement Date. All such Initial Moves shall occur on a schedule to be mutually agreed to by Landlord and Tenant prior to the Commencement Date or by such later date as is mutually agreed to by both parties within thirty (30) days of the Commencement Date. Nevertheless, Tenant shall accept possession of the Initial Premises on the Commencement Date and all provisions of this Lease, including but not limited to the provisions related to insurance coverage, shall apply as of such date. Landlord and Tenant agree that portions of each party's respective premises shall be occupied by employees of the other party until such time as all of the Initial Moves occur, and neither party shall have a claim for rent or abatement of rent solely because of the failure to reposition employees prior to the Commencement Date. Landlord's contract vendor shall be responsible for the work relating to the Initial Moves (as defined below), including relocating employees and moving and reinstalling computers and telecommunications equipment, and all costs associated with moving, and reinstalling computers and telecommunications equipment in the Initial Moves for each party's respective employees shall be paid by such party. Any subsequent relocation of the Tenant's employees and movement and reinstallation of computers and telecommunications equipment ("Subsequent Moves") shall be paid by the party that has caused such Subsequent Moves. Tenant shall have the right to select its own vendor to accomplish any reconfiguration or re-wiring of the Premises during the Initial Moves and any Subsequent Moves. All such work shall be done in accordance with Section 4.7 of this Lease and at Tenant's sole cost.

         8.16 INTENTIONALLY DELETED.

         8.17 SHARED USE OF COMPUTER ROOM. Landlord shall construct a computer room on the third (3rd) floor of the Building for the exclusive use of Tenant. Tenant acknowledges that the computer room will not be available as of the Commencement Date. Until such time as the third (3rd) floor computer room is complete, Landlord and Tenant agree that they shall share the existing computer room located on the second (2nd) floor of the Building. Landlord and Tenant acknowledge that relocation of computer equipment to separate the equipment of each party into its own computer room may occur over a period of time which extends beyond the Commencement Date of the Initial Premises and that there shall be no additional cost to either party for the shared use of the existing computer room in the interim; provided, however, that each party's property insurance shall be in force and effect with respect to coverage of such party's equipment and neither party shall have responsibility for loss or damage of the other party's equipment, unless such loss or damage is due to the gross negligence or willful misconduct of such party, its employees, agents, contractors and invitees. Landlord and Tenant shall mutually agree upon the schedule for construction and completion of the new computer room and movement of equipment within fifteen (15) days following the Commencement Date. The cost of the new computer room and any costs associated with the relocation of Tenant's equipment to such new computer room shall be paid by Landlord.

         8.18 EQUIPMENT ACCESS. Tenant shall be provided with reasonable access to the equipment rooms (including the second floor computer room for such time as it is jointly shared by Landlord and Tenant), telephone rooms, condensers and other areas on the floors of the Premises in which Tenant's equipment may be placed. Tenant agrees that Tenant shall not be given access to the roof of the Building except in accordance with the terms and conditions of Landlord's standard rooftop license agreement, and site plans approved by Landlord in writing. Provided, however, that there shall be no additional charge to Tenant for a single, receive-only satellite dish or a single antenna of a size reasonably acceptable to Landlord for Tenant's sole purposes, so long as such communications equipment is intended solely for the Tenant's uses in the Premises, does not increase the fire and hazard insurance premiums for the Building, does not present any structural or aesthetic concerns (it being acknowledged by Landlord that aesthetic concerns may be addressed by appropriate screening) and does not interfere with rooftop rights already granted to other tenants of the Building or with Landlord's own existing rooftop uses. No such rooftop use shall be permitted to the extent it is intended to provide services to users other than Tenant or to premises other than the Premises.

         8.19 LIMITS ON CERTAIN LIABILITIES. Notwithstanding any other provision of this Lease, neither Landlord nor Tenant nor any partner (including those holding a partnership interest in Landlord or Tenant), director, officer, agent or employee of Landlord or Tenant shall be liable for any indemnified claims caused by or arising from the actions or omissions of other tenants in or about the Building or Building Complex, or caused by any public work. Tenant specifically agrees to look solely to Landlord's equity in the Building for the recovery of any judgment against Landlord and shall not be entitled to deduct the amount of any such judgment from Rent. Landlord, or if Landlord is a partnership, its partners, whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. The terms and provisions of this Section 8.19 shall survive the expiration or earlier termination of this Lease.

         8.20 STATUS AS SUBLEASE. Both Landlord and Tenant hereby recognize and acknowledge that Owner owns the Building Complex of which the Building is a part and that Landlord's interest in the Building is that of a sub-tenant under a master sublease between Owner and Bank of America Corporation, and this Lease is, in fact, a sub-sublease, under which Landlord is a sub-sublessor and Tenant is a sub-sublessee. For purposes of identification and to facilitate the reading and preparation of the instrument, the parties are referred to as "Landlord" and "Tenant" and the instrument as "Lease".

         Any rights or remedies provided to Tenant under this Lease can be exercised only against Landlord and Tenant shall have no claim, right or remedy against Owner or Bank of America Corporation.

         8.21 RELOCATION. Landlord, at its expense and at any time during the Term of this Lease, shall be entitled to cause Tenant to relocate from the Premises only if: (i) the term of the Master Lease shall have expired and shall not have been extended; (ii) the Premises shall have been damaged by fire or other casualty, as provided in Section 5.7; (iii) the whole or substantially the whole of the Premises shall have been taken by condemnation or otherwise, as provided in Section 6.1; (iv) other tenants of the Building with prior expansion rights shall have exercised such rights with respect to all or a portion of the Premises; (v) there shall have been an enforcement of the remedies provided to a mortgagee, trustee or beneficiary, as provided in Section 4.10; or (vi) Tenant shall have consented to such relocation. Such permissible relocations (each, a "Relocation") shall be to alternative space within Uptown Charlotte containing approximately the same Rentable Area as the Premises (the "Relocation Space") at any time upon prior written notice to Tenant as soon as reasonably possible after Landlord's knowledge that such Relocation would be necessary or advisable, but in no event less than two hundred seventy (270) days' prior to such proposed relocation, except in an event of casualty or condemnation, when the notice provided may be shorter due to the circumstances.

Such Relocation Space shall be Comparable Space. Landlord shall pay for all reasonable costs of such Relocation, including but not limited to any necessary cabling, phone switches, reinstallation of fixtures and furniture and all such other expenses necessary to provide a turn key environment similar to the existing environment. Landlord shall endeavor to provide Relocation Space with a floor plate of at least twenty-five thousand (25,000) square feet. Such Relocation shall not affect this Lease except that from and after the date of such Relocation, "Premises" shall refer to the Relocation Space into which Tenant has been moved rather than the original Premises. In the event Landlord exercises its right to relocate Tenant as set forth in this Section 8.21, Landlord and Tenant agree to enter into an amendment to this Lease substituting the Relocation Space for the original Premises, extending the Term as more particularly set forth in Section 8.25 below, and designating the space within such Building which will be available for Tenant's Expansion Space (if not already exercised). Notwithstanding any statement to the contrary contained in the foregoing paragraph, if Tenant elects pursuant to Exhibit E to expand onto the sixth (6th) floor of Transamerica Square, Tenant shall bear full responsibility for the cost of later relocating Tenant from the sixth (6th) floor if due to the election of Transamerica as tenant to expand into the sixth
(6th) floor.

         8.22 SURVIVAL. The provisions of this Lease shall survive the expiration or termination of this Lease.

         8.23 DRAFTING. Landlord and Tenant acknowledge that this Lease was negotiated at arms length and that no presumptions in favor of or against the drafter shall apply to the interpretation of this Lease.

         8.24 RIGHT OF EARLY TERMINATION. If Landlord cancels or terminates the Master Services Agreement (or if Tenant terminates pursuant to a right of Tenant to terminate because Landlord is in default beyond applicable cure periods) and such cancellation or termination is effective prior to the Stated Expiration Date, then Tenant may elect either to (i) terminate this Lease; or (ii) remain in the Premises for the remainder of the initial Term. If Tenant elects to terminate, such election shall be exercised by written notice provided to Landlord not later than thirty (30) days following the date of such cancellation or termination of the Master Services Agreement. If Tenant elects to terminate this Lease, Tenant may also elect, within the same written notice, to holdover for a period not to exceed six (6) calendar months following the date of such termination. Upon such early termination, Landlord shall reimburse Tenant for the Base Rent allocable to the Initial Premises only for the portion of the initial Term of this Lease (up to the Stated Expiration Date) which remains following the date Tenant vacates the entire Premises, at the annual rate of [***]* per square foot discounted to net present value at the ninety (90) day LIBOR rate as of the date Tenant vacates the entire Premises. Such reimbursement of Base Rent shall be payable within ninety (90) days after (i) this Lease has terminated, or (ii) Tenant has vacated the Premises, whichever shall be later. If Tenant elects to holdover as provided above, and the holdover period extends beyond the Stated Expiration Date, then Tenant shall pay Base Rent during such extended period equal to the Market Rate determined in accordance with the provisions of Exhibit E only for the portion of such holdover period which extends beyond the Stated Expiration Date.

         8.25 NEW LEASE. Landlord and Tenant acknowledge that the Term set forth in Section 2.1.1 of this Lease is co-terminous with the Master Lease. In the event of a Relocation pursuant to Section 8.21 above, the Term of this Lease shall automatically extend to the Stated Expiration Date. In the event Landlord does not exercise its right to relocate Tenant to alternative space and Tenant continues to occupy the Premises, then Landlord shall enter into a new lease with Tenant for the Premises, upon the same terms and conditions set forth in this Lease, except that the term thereof shall commence on September 29, 2007 and shall end on the Stated Expiration Date (the "New Lease"). Landlord may cause the New Lease to be executed for successive one year periods until the Stated Expiration Date in lieu of a single lease term if the Master Lease is extended in one year increments and, in such event, Section 8.21 shall remain in effect during such extended periods. Landlord and Tenant agree to enter into the New Lease no later than sixty (60) days prior to the expiration of this Lease. Landlord shall be responsible for all costs associated with relocating Tenant to the new premises covered under the New Lease. In the event Landlord extends the Term of the Master Lease or obtains ownership of the Building during the Term of this Lease, at Landlord's sole discretion, Tenant shall continue to occupy the Premises and the New Lease shall cover the Premises rather than Comparable Space.

         8.26 BASE BUILDING PLANS AND SPECIFICATIONS. Tenant has reviewed and accepted Landlord's Base Building plans and specifications affecting the Premises prior to execution of this Lease. Landlord represents and warrants to Tenant that, as of the Commencement Date, the Building, to the extent constructed by Landlord or Landlord's contractor, has been constructed substantially in compliance with the applicable requirements of the Base Building plans reviewed by Tenant pursuant to this Section 8.26.



--------------
* Confidential information has been omitted.

         8.27 TENANT'S TERMINATION FEE. If Tenant elects not to exercise any further renewal rights upon the Stated Expiration date of the Master Services Agreement, then Tenant shall be obligated to pay to Landlord a termination fee equal to Base Rent at the Market Rate on the Premises for a [***]* month period, unless Tenant elects to remain in the Premises and pay Base Rent during such holdover period.

         IN TESTIMONY WHEREOF, the parties, by authority duly given, have executed this Lease as of the date set forth on the first page of this Lease.




ATTEST:                                    LANDLORD:

                                           BANK OF AMERICA, NATIONAL ASSOCIATION
By:                                        a national banking association
    ---------------------------------
    its                     Secretary
        -------------------
                                           By:
                                               ---------------------------------
                                           Name:    John G. Saclarides
                                           Title:   Senior Vice President


ATTEST:                                    TENANT:

                                           EXULT, INC.,
                                           a Delaware corporation

By:                                        By:
    ---------------------------------          ---------------------------------
    its                     Secretary      Name:
        -------------------                      -------------------------------
                                           Title:                  President
                                                  ----------------


--------------
* Confidential information has been omitted.

                              SCHEDULE OF EXHIBITS

Exhibit A - Description of the Premises

Exhibit B - Work Letter Agreement

            Schedule 1 - Tenant's Plans

Exhibit C - Cleaning Specifications

Exhibit D - Rules and Regulations

Exhibit E - Option to Expand

Exhibit F - Services to be Provided by Landlord

Exhibit G - Tenant's Parking Rights and Charges

Exhibit H - Memorandum of Sublease

Exhibit I - Extension of Term

                                    EXHIBIT A

                           FLOOR PLAN OF THE PREMISES

            Original document includes a floor plan of the premises.

                                    EXHIBIT B

                              WORK LETTER AGREEMENT

                         A. CONSTRUCTION OF THE PREMISES

         (1) Any Alterations to the Premises shall be the responsibility of Tenant ("Tenant's Work"), including, without limitation, all items required by applicable building and occupancy codes.

         (2) Tenant, at its sole cost and expense, shall cause to be prepared by Tenant's Architect and, if required by Landlord, an engineering firm reasonably qualified to address structural and MEP components, final working plans and specifications of Tenant's Work suitable for construction containing, without limitation, at least the information requested on Schedule 1 of this Exhibit B. Tenant shall provide such plans and specifications to Landlord for Landlord's approval. As approved by Landlord, such final working plans and specifications are referred to as "Tenant's Plans." Any changes to such final plans and specifications during construction shall be subject to the reasonable approval of Landlord.

         (3) Workmanship and materials used in construction of Tenant's Work shall be of the highest quality. Landlord approves _____________________________ _________________________ as Tenant's general contractor. If Tenant wishes to use a different general contractor, Tenant shall submit the name of the proposed contractor and its project manager for Landlord's prior approval, along with information on at least three (3) comparable projects completed by the contractor, if requested by Landlord and if the contractor has not previously worked in the Building. Any contractors and/or subcontractors engaged by Tenant shall comply with all reasonable, nondiscriminatory rules and regulations established by Landlord to promote safety and quality of construction in the Building. All design, construction and installation for Tenant's Work shall conform to the requirements of the National Board of Fire Underwriters, all applicable building, plumbing and electrical codes and the requirements of all Governmental Authorities having jurisdiction over or with respect to Tenant's Work. Tenant or its contractors shall secure all necessary building and occupancy permits and/or approvals from all Governmental Authorities to allow Tenant to complete the Alterations and to use and occupy the Premises, and shall provide Landlord with copies of such permits.

         (4) Entry of Tenant, its employees, agents and contractors upon the Premises and completion of Tenant's Work shall be subject to all the provisions of this Lease, including, without limitation, the provisions of Sections 4.7 and
5.2. Tenant agrees to indemnify Landlord, its agents, employees and contractors and to hold them harmless from and against any and all losses, costs, claims and liabilities of every kind and description which may arise out of or be connected in any way with the performance of Tenant's Work and not caused or contributed to by the negligence or wrongdoing of Landlord, its employees, agents and contractors.

         (5) Landlord shall permit Tenant and Tenant's duly authorized agents and Tenant's approved contractors and subcontractors to enter the Premises and to use designated elevators in the Building, in order that Tenant may install Tenant's Work, and otherwise adapt the Premises for Tenant's use. The foregoing license is conditioned upon Tenant's duly authorized agents and contractors not interfering with the rights of other tenants, including employees of Landlord, to quiet enjoyment, and complying with all rules and regulations established by Landlord and/or Landlord's Building Manager to promote safety and quality of construction; failure of such compliance shall entitle Landlord to compel Tenant to use its best efforts to discharge the contractors or subcontractors who fail so to comply but shall not constitute revocation of the license granted herein. This license is further conditioned upon the employment by the contractors or subcontractors engaged by Tenant of workers and means to insure the progress of the work without interruption on account of strikes, work stoppage or similar causes for delay. Such license is further conditioned upon worker's compensation and public liability insurance, in the minimum amounts required by law, commercial general liability insurance with not less than Five Million Dollars ($5,000,000.00) coverage per occurrence and Five Million Dollars ($5,000,000.00) in the aggregate, and property damage insurance, including builders risk in amounts acceptable to Landlord, naming Landlord as loss payee as its interest may appear, all with companies and on forms as required pursuant to Article V of this Lease, being provided and at all times maintained by Tenant's duly authorized agents and contractors engaged in the performance of such work, and certificates of such insurance being furnished to Landlord prior to proceeding with such work. The parking for Tenant's general contractor and its subcontractors and their employees shall not be the responsibility of Landlord.

         (6) Tenant shall not start any construction in the Premises until all of the following have been accomplished: (a) Landlord has approved Tenant's plans and specifications, (b) Landlord has approved Tenant's contractor and subcontractors, (c) Tenant has secured and furnished Landlord with copies of all building permits from the appropriate Governmental Authorities, (d) Tenant has furnished

Landlord with certificates of insurance evidencing the policies of insurance required under Sections 4.7 and 5.2 of this Lease and in the foregoing paragraph
(5) and (e) Tenant's general contractor has acknowledged receipt of the Rules and Regulations. Tenant shall provide Landlord with copies of all building permits within ten (10) days of Tenant's receipt thereof.

         (7) Tenant's Work shall proceed strictly in accordance with Tenant's Plans and the rules and regulations established by Landlord and/or Landlord's general contractor to promote safety and quality of construction in the Building. Upon completion of Tenant's Work, Tenant shall deliver to Landlord one set of as-built plans for the Premises.

         (8) The actual cost of utilities consumed in the Premises and the cost of elevator service to and from the Premises during construction of Tenant's Work, without any markup, shall be paid for or reimbursed to Landlord by Tenant.

         (9) Tenant shall be charged a supervisory fee by Landlord equal to the actual, third party cost to Landlord of review of Tenant's construction plans and periodic review of the progress of Tenant's construction.

         (10) Tenant may store its construction materials in the Premises during the construction period. Tenant shall not use other floors in the Building for the storage of materials.

                              B. TENANT ALLOWANCES
                (Optional Section with regard to Expansion Space)

         (1) (a) Provided Tenant is not then in default under this Lease, Landlord will provide to Tenant an allowance for reimbursement of the costs of the construction of Tenant's Work in the amount of ________________ Dollars ($_______) per square foot of Rentable Area in the Premises (the "Construction Allowance"). Tenant may use the Construction Allowance for any leasehold improvements in the Premises, including furniture, fixtures and telephone equipment and for relocation expenses. As soon as reasonably possible after completion of Tenant's Work, Landlord shall audit disbursements of the Construction Allowance to determine whether any portion of the Construction Allowance remains. Any unused portion of the Construction Allowance shall be applied by Landlord to monetary obligations owed by Tenant to Landlord; thereafter, if there is any balance of the Construction Allowance remaining, such balance shall be retained by Landlord without credit to Tenant.

         (2) Landlord shall not be obligated to make any disbursements of Tenant's Construction Allowance prior to the actual commencement of Tenant's Work nor shall Landlord be obligated to make more than one disbursement in any thirty (30) day period. Disbursements of the Construction Allowance shall be made in accordance with pay applications provided by Tenant's general contractor, as certified by Tenant's Architect and approved by Tenant, all in accordance with the following guidelines. Ninety percent (90%) of the Construction Allowance shall be disbursed to Tenant's contractor as Tenant's Work is installed within the Premises and Tenant incurs the obligation of such installations, and the remaining ten percent (10%) of the Construction Allowance shall be payable upon completion of Tenant's Work as provided in paragraph B(4) below. Each request for a disbursement shall be accompanied by the Supporting Documents described in paragraph B(3) below, and the amount of each such disbursement shall not exceed the lesser of: (a) the amounts then due to Tenant's contractors, laborers and suppliers with respect to Tenant's Work, as certified pursuant to subparagraph 3(a) below, or (b) ninety percent (90%) of the total Construction Allowance, less the aggregate of all previous disbursements. Provided Landlord shall receive a valid request for such disbursement and all appropriate Supporting Documents on or before the first day of a month, Landlord shall pay such disbursement to Tenant's general contractor or subcontractors before the end of such month. The obligation of Landlord to make each disbursement is subject to the condition precedent that on the date of such disbursement no event has occurred and is continuing which constitutes a default by Tenant under this Lease or would constitute an event of default but for the requirement that notice be given or time elapse, or both. After such disbursement by Landlord of the Construction Allowance as provided above, Tenant shall be solely responsible for disbursement to Tenant's general contractor or subcontractors of payments of the cost of construction of Tenant's Work.

         (3) The term "Supporting Documents" shall mean with respect to each disbursement:

                  (a) written certification reasonably satisfactory to Landlord by Tenant's [insert title of authorized officer] or his or her designee
         (i) certifying an itemized statement of the actual costs and expenses incurred by Tenant with respect to the work performed and material provided in connection with Tenant's Work, together with the invoices therefor, and (ii) approving payment by Landlord of Tenant's contractor's request for payment;

                  (b) the affidavit of Tenant's general contractor that all subcontractors, laborers, artisans, mechanics and material suppliers engaged in or supplying labor or materials for Tenant's Work have been paid in full with respect to labor and materials the cost of which was covered by any prior disbursement;

                  (c) waivers of lien and releases executed by Tenant's general contractor and, if requested by Landlord, any major subcontractor, laborer, artisan, mechanic or materials supplier engaged in or supplying labor or materials for Tenant's Work to date;

                  (d) written certification by Tenant's Architect to the effect that Tenant's Work to date has been completed in accordance with Tenant's Plans and the other provisions of this Lease; and

                  (e) such other documents or statements that Landlord may reasonably request.

         (4) Prior to or upon occupancy of any portion of the Premises for the conduct of its business, Tenant shall deliver to Landlord the following (the "Final Documents"):

                  (a) a copy of any temporary and, when issued, the permanent Certificate of Occupancy for the Premises;

                  (b) written certification reasonably satisfactory to Landlord by Tenant's [insert title of authorized officer] or his or her designee certifying an itemized statement of the actual final costs and expenses incurred by Tenant with respect to the work performed and materials provided in connection with Tenant's Work and certifying that all such costs and expenses have been paid in full, together with evidence reasonably satisfactory to Landlord to such effect;

                  (c) the affidavit of Tenant's general contractor that all subcontractors, laborers, artisans, mechanics and material suppliers engaged in or supplying labor or materials for Tenant's Work have been paid in full;

                  (d) a waiver of lien with respect to the Premises executed by Tenant's general contractor and, if requested by Landlord, waivers of lien executed by any major subcontractor, laborer, artisan, mechanic or material supplier engaged in or supplying labor or materials for Tenant's Work;

                  (e) written certification by Tenant's Architect to the effect that Tenant's Work has been completed in accordance with Tenant's Plans and the other provisions of this Lease; and

                  (f) such other documents or statements that Landlord may reasonably request.

Within ten (10) days after receipt by Landlord of the Final Documents, together with a valid request for disbursement, Landlord shall make the final disbursement of the Construction Allowance (anticipated to be only the ten percent (10%) of disbursements retained under paragraph B(2) above), provided that such final disbursement shall in no event exceed the amount of the actual final costs and expenses incurred by Tenant's general contractor with respect to Tenant's Work as certified pursuant to subparagraph 4(b) above, less the aggregate of all the previous disbursements.

                                    EXHIBIT B

                           SCHEDULE 1 - TENANT'S PLANS

Tenant's Plans shall contain, without limitation, the following:

         (a) Location and type of all partitions and doors (specify hardware and provide keying schedule), glass partitions, windows and glass doors (indicate framing sections if not building standard).

         (b)      Indicate all critical dimensions necessary for construction.

         (c) Location of telephone equipment room accompanied by an approval of the telephone company.

         (d) Location of all Building standard and above Building standard electrical items including outlets, switches, telephone outlets and lighting.

         (e) Location and type of equipment having special electrical requirements with manufacturer's specifications for use and operations.

         (f) Location, weight per square foot and description of any equipment or filing system exceeding 50 pounds per square foot live load, including 20 pounds per square foot for partitions.

         (g) Requirements for special air conditioning or ventilation, including occupancy information of each room and space.

         (h) Type and color of floor covering, wall covering and paint or finishes.

         (i) Requirements for special plumbing including all line sizes, fixtures and specifications.

         (j) Location and type of kitchen equipment including specifications.

         (k)      Details showing:

                  (1)      Construction of all partition types.

                  (2) Head, jam and sill sections with elevations for all door types.

                  (3) All shelving, cabinet work and architectural millwork with dimensions and dimensions of all equipment to be built in.

                  (4) Any special corridor entrance with framing and support requirements.

                  (5) Bracing or support of special walls, glass partitions, drapery track, etc.

         (l) All mechanical and electrical information and detail as required.

                                    EXHIBIT C

                             CLEANING SPECIFICATIONS

GENERAL CLEANING                                                      DA     WE       MO       TN      S/C
Empty all waste baskets and trash containers                           X

Replace soiled trash liners (as needed)                                X

Empty and damp wipe all ash trays                                      X

Dust all horizontal surfaces (where clear of objects/materials)        X

Dust all high ledges, shelves, picture frames, etc.                                    X

Dust all baseboards and all low dusting not performed daily                            X

Clean and sanitize all drinking fountains                              X

Upon completion of cleaning, turn off lights & lock doors              X


FLOOR WORK-VINYL COMPOSITE TILE                                       DA     WE       MO       TN      S/C

Dust mop or sweep                                                      X

Spot mop and remove spillage                                           X

Damp mop or wet mop                                                           X

Buff or spray buff                                                                             4X


CARPET CARE                                                           DA     WE       MO       TN      S/C

Vacuum traffic lanes                                                   X

Remove all spots and stains when possible                              X

Completely vacuum all carpet including edges                                  X

Pile lift carpeted areas                                                                               X

Machine clean                                                                                          X


RESTROOMS                                                             DA     WE       MO       TN      S/C

Clean mirrors and all metal surfaces                                   X

Clean and disinfect all toilets and urinals                            X

Clean all wash basins                                                  X

Mop floors using disinfectant                                          X

Fill soap dispensers, towel and tissue holders                         X

Clean partitions and ledges                                                   X

Scrub bathroom floors                                                                 1X

Report all stopped commodes and leak to building manager               X


WALLS, WOODWORK AND OVERHEAD                                          DA     WE       MO       TN      S/C

Dust light fixtures                                                                                     X

Dust ceiling vents                                                                                      X


STAIRWELLS                                                            DA     WE       MO       TN      S/C

Police for debris                                                      X

Sweep or vacuum                                                                                 8

Damp mop and dust handrails                                                                     8


ELEVATORS                                                             DA     WE       MO       TN      S/C

Vacuum or mop floors                                                   X

Polish all metal surfaces                                              X

Vacuum elevator tracks                                                 X

Polish elevator tracks                                                        X

OTHER REQUESTED OPERATIONS                                            DA     WE       MO       TN      S/C

Spot clean entrance door glass                                         X

Spot clean partition glass                                             X

Clean partition glass                                                                  X

Clean perimeter windows inside (exterior facade)                                               1X

Clean perimeter windows outside (exterior facade)                                              2X

CODES:
DA:      Daily (business days)
WE:      Weekly
MO:      Monthly
TN:      Times Per Year
S/C:     Separate Charge

                                    EXHIBIT D

                              RULES AND REGULATIONS

1. Sidewalks, doorways, vestibules, halls, stairways and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by Tenant or its officers, agents, servants or employees, or used for any purpose other than ingress or egress to and from the Premises, or for going from one part of the Building to another part of the Building. Canvassing, soliciting and peddling in the Building are prohibited.

2. Plumbing, fixtures and appliances shall be used only for the purposes for which constructed, and no unsuitable material shall be placed therein.

3. No signs, directories, posters, advertisements, or notices shall be painted or affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord in its discretion. Building standard suite identification signs will be prepared by Landlord in accordance with the terms of the Lease.

4. Tenant shall not do, or permit anything to be done in or about the Building, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty.

5. Landlord shall have the right to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floors of the Premises. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of Tenant.

6. Tenant shall notify the Building Manager when safes or other heavy equipment are to be taken in or out of the Building, and such moving shall only be done after written permission is obtained from Landlord on such conditions as Landlord shall require.

7. Corridor doors, when not in use, shall be kept closed. Stairwell doors shall remain closed at all times. Tenant shall use reasonable efforts to ensure that all office doors leading to corridors are locked and all lights are turned out at the close of the working day.

8. All deliveries must be made via the loading dock and service elevators during Normal Business Hours. Landlord's written approval must be obtained for any delivery after Normal Business Hours. Passenger elevators are to be used only for the movement of persons.

9. Tenant shall cooperate with Landlord's employees in keeping the Premises neat and clean.

10. Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere with, injure or annoy in any way other tenants, or persons having business with them.

11. No animals (other than seeing eye dogs) shall be brought into or kept in or about the Building.

12. No machinery of any kind, other than that which is subject to normal business practices, such as typewriters, calculators, vending machines, kitchen appliances and business computers, shall be operated on the Premises without the prior written consent of Landlord, nor shall Tenant use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating materials. No space heaters or fans shall be operated in the Building.

13. No bicycles, motorcycles or similar vehicles will be allowed in the Building.

14. No nails, hook or screws shall be driven into or inserted in any perimeter wall of the Building except as approved by the Building Manager.

15. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe.

16. Except for normal office vending machine services, and routine business lunch meetings, business receptions or events in the Premises, no food and/or beverages shall be distributed from the Premises without prior written approval of the Building manager.

17. No additional locks shall be placed upon any doors without the prior written consent of Landlord. All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon termination of the Lease. Tenant shall then give Landlord or its agent all relevant information regarding any Tenant security system, including, but not limited to, an explanation of the combination or access code to all locks, keypads and all other security or locking devices on the doors or vaults. No duplicates of such keys shall be made by Tenant or its employees. Additional keys shall be obtained only from Landlord, for a fee equal to Landlord's cost.

18. Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord's access will be for Tenant's account. Only personnel designated by Landlord may work on the lighting and air conditioning equipment of the Building.

19. Tenant shall comply with reasonable parking rules and regulations as may be posted and distributed from time to time.

20. No portion of the Building shall be used as an overnight sleeping accommodation.

21. Prior written approval, which shall be at Landlord's sole discretion, must be obtained for installation of window shades, blinds, drapes, or any other window treatment whatsoever. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting, without notice to Tenant, at Tenant's expense.

22. Tenant shall not waste heat or air conditioning and agrees to cooperate fully with Landlord to assure that there is an effective and energy efficient operation of such heating and cooling systems.

23. Smoking is not permitted in any of the Building's public or open areas (e.g., lobbies, elevators, corridors or restrooms) at any time. Individual full-floor tenants may provide smoking areas within their leased premises for their employees, clients and/or customers provided that Tenant is in full compliance with all applicable city and state code provisions and standards which regulate such smoking, and provided further that a separate air filtration system specifically designed to filtrate second hand cigarette smoke is installed by Tenant in the Premises. In the event Tenant chooses to provide smoking areas as aforesaid, Tenant agrees to indemnify and hold Landlord harmless from and against any liability, loss, expense or claim (including, but not limited to reasonable attorneys' fees) arising therefrom.

24. Tenant shall not materially alter the location of file cabinets, office furniture, computer equipment, partitions, safes or other heavy equipment or furnishings within the Premises, from Tenant's approved plans, without first obtaining Landlord's written approval.

                                    EXHIBIT E

                                OPTION TO EXPAND


         1. NOTICE AND EXERCISE. Provided no default by Tenant shall have occurred and be continuing under this Lease and subject to Sections 4.9.7 and
8.21 and the terms hereinafter set forth, Tenant shall have the option, upon written notice (the "Expansion Notice") given to Landlord no later than forty-eight (48) months before the Stated Expiration Date, to expand the Premises by one additional full floor (or between forty thousand and forty-nine thousand square feet of Rentable Area), as selected by Tenant within the Expansion Envelope (the "Expansion Space"). The "Expansion Envelope" shall be defined as Floors 2 (subject to Sections 8 and 9 of this Exhibit E), 4 and 6 of Transamerica Square or, if Landlord has relocated, or notified Tenant that it will relocate, Tenant to Comparable Space, then the Expansion Envelope shall be space within the new building which has been pre-selected pursuant to Section
8.21. Landlord shall deliver the Expansion Space to Tenant as soon as reasonably possible after Landlord's receipt of Tenant's notice of exercise of Tenant's option, but not later than twelve (12) months after Landlord's receipt of the Expansion Notice. If Tenant's Expansion Notice so requests, and Landlord has the ability to deliver without incurring substantial additional expense, then Landlord shall deliver the Expansion Space to Tenant within six (6) months following receipt of the Expansion Notice, or as soon thereafter as reasonably possible. The Base Rent for the Expansion Space shall be the fair market value rental rate for Comparable Space leased by non-renewal, nonequity tenants with creditworthiness similar to Tenant's (the "Market Rate") taking into consideration factors such as lease commissions, construction allowances, lease term, square footage, and creditworthiness of Tenant. Tenant's occupancy of the Expansion Premises shall be subject to all other terms and conditions of this Lease and shall, in addition, be subject to Tenant's obligation to pay Tenant's proportionate share of operating expenses of the Building.

         2. ARBITRATION OF BASE RENT. If the parties are unable to agree as to the Market Rate for determination of the Base Rent for the Expansion Space within thirty (30) days after receipt by Landlord of the Expansion Notice, the dispute shall be referred to a panel of arbitrators to be conducted in accordance with the rules and procedures of the American Arbitration Association, but only to the extent such rules and procedures are not inconsistent with or different from the procedures set forth in this Section 2 of Exhibit E. Within forty-five (45) days after receipt by Landlord of the Expansion Notice, Landlord and Tenant shall each select and notify the other of the identity of an MAI-designated appraiser with at least five (5) years experience in first-class office building appraisals as arbitrator, and, within sixty (60) days after receipt by Landlord of the Expansion Notice, the two (2) arbitrators so selected shall then select and notify Landlord and Tenant of the identity of a third (3rd) MAI appraiser with similar experience to serve on such panel. The determination of the arbitrators shall be limited solely to the issue of the amount which most accurately reflects the Market Rate (the actual fair market value rental rate for Comparable Space) over the remaining Term of the Lease (up to the Stated Expiration Date). Within fifteen (15) days after selection of the last arbitrator, Landlord and Tenant shall each deliver to the arbitrators their final written opinions of the Market Rate. After receipt by the three (3) arbitrators of the statements from Landlord and Tenant specifying their final respective opinions of the Market Rate, the three (3) arbitrators shall make a determination of the Market Rate by majority vote. In making their determination, the three (3) arbitrators should consider, but not be limited to, allowances, concessions or any other similar inducements offered by landlords to tenants negotiating leases of Comparable Space. The three (3) arbitrators shall make their determination within thirty (30) days after receipt of Landlord's and Tenant's respective opinions of the Market Rate. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant and shall be the Market Rate for purposes of calculating the gross rental rate for the Expansion Space.

         3. CHANGES EFFECTED BY EXERCISE. If Tenant elects to expand the Premises as provided in this Exhibit E, the following shall apply as of the date of delivery by Landlord of the Expansion Space to Tenant for construction of Tenant's improvements in the Expansion Space: (1) Exhibit A attached to the Lease and the definition of the Premises shall be modified to include the Expansion Space (or, at Landlord's option, a separate but substantially similar Lease shall be prepared to incorporate the Expansion Space); (ii) the Rentable Area of the Premises shall be increased to include the Expansion Space; (iii) Base Rent shall be increased by an amount which is equal to the Rentable Area of the Expansion Space multiplied by the per square foot Market Rate as determined in accordance with Section 2 above; (vi) commencing on the date of delivery of the Expansion Space, Tenant shall pay Tenant's proportionate share of Building operating expenses for the Expansion Space in accordance with the provisions of Sections 6 and 7 below; and (v) the Term of this Lease for the Expansion Space added to the Premises shall end on the same date as the Term ends for the Premises (including any extended term or the term of the New Lease pursuant to Section 8.25 of the Lease).

         Tenant shall pay annual Base Rent for the Expansion Space, as determined in accordance with Section 2 above, to Landlord in twelve (12) equal monthly installments on the first day of each calendar month during the Term, commencing on the date of delivery as set forth above. Except as otherwise set forth in this Lease, Base Rent for the Expansion Space shall be paid monthly in advance without demand, reduction, abatement, counterclaim or setoff at Landlord's designated address. If the delivery date of the Exansion Space occurs on a day other than the first day of a month or terminates on a day other than the last day of a month, then the Base Rent for such month or months shall be prorated in accordance with the actual number of days in the relevant month and the installment or installments so prorated shall be paid in advance.

         4. CONTINUING APPLICATION OF LEASE. Except as set forth above, all terms and conditions of this Lease shall apply to the Expansion Space.

         5. EFFECT OF ASSIGNMENT OR SUBLETTING. Upon the assignment or subletting of all of the Premises by Tenant to any party other than a Tenant Affiliate, and whether or not such assignment is approved or permitted by Landlord, the rights granted by this Exhibit E shall automatically terminate and shall be of no further force or effect.

         6. DEFINITIONS. Any term not defined herein shall have the meaning given it in the body of this Lease.

                  Actual Expenses. With respect to each Calendar Year during the Term, the actual Expenses for such year.

                  Actual Expense Rate. The Actual Expenses for each Calendar Year during the Term divided by the Rentable Area in the Building.

                  Additional Rent. As set forth in Section 7 hereof. For any partial Calendar Year after the first Lease Year or in which this Lease is in force and effect, actual Additional Rent shall be determined and Tenant shall pay its proportionate share thereof.

                  Base Expense Rate. The Actual Expenses, for the Calendar Year in which the Expansion Space is delivered to Tenant, determined on a modified cash basis in accordance with generally accepted accounting principles in order to account for Expenses as required in subparagraph
         m. of the definition of Expenses set forth below, during such Calendar Year divided by the Rentable Area in the Building.

                  Exclusions. As defined in the definition of Expenses.

                  Expenses. Except as otherwise limited by the terms of this Lease, all costs and expenses directly and reasonably incurred by Landlord (the nature, character and extent of which are customarily incurred by landlords of Comparable Space) in the operation and maintenance of the Building. Such costs include, without limitation, the following items:

                  a. All ad valorem or real property taxes and assessments, general or special, which are levied, assessed or imposed by any Governmental Authority upon any legal or equitable interest of Landlord in this Lease, Landlord as the landlord of the Building, the Building, or the underlying real estate (whether or not owned by Landlord), or any improvements, fixtures, equipment or other property of Landlord, real or personal, located in or on the Building and used in the operation or maintenance of the Building. Taxes shall also include any levy, assessment or imposition in addition to or in lieu of such real or personal property taxes; license fees; sales taxes imposed on supplies purchased for the operation of the Building; business privilege taxes; and ad valorem taxes measured by or imposed upon rents, but shall not include: (i) any federal, state or local income taxes, (ii) franchise, estate, or inheritance taxes, and (iii) real estate transfer taxes imposed by reason of the sale of the Building Complex or any portion thereof or any interest therein. Tenant shall only be responsible for its share of taxes accruing during the Term of this Lease, including any extensions thereof, notwithstanding the date of payment or collection. Any "tax year" shall mean a Calendar Year, notwithstanding the use of any different period for assessment or collection. Notwithstanding the foregoing definition, Expenses for taxes shall not include any penalties or interest for Landlord's failure to comply with the obligation for the payment thereof;

                  b. The cost (without markup or profit to Landlord) of electricity (up to three and one-half (3 1/2) watts per square foot of Rentable Area in the Building), gas, water, sewer, power, heating, lighting, air conditioning, ventilating and all similar services, which are or will be consumed by the Building, but excluding special requirements of tenants above those general requirements set forth in Section 3.2 and Exhibit F, whether or not Landlord is being or has the right to be separately reimbursed therefor. Any use of electricity by any tenant (including Tenant) in excess of three and one-half (3 1/2) watts per square foot of Rentable Area and, except as otherwise provided in this Lease, any use of HVAC by any tenant in the Building outside Normal Business Hours shall be considered as special requirements of tenants which are excluded from Expenses;

                  c. All wages, salaries, benefits, fees and other costs, including, without limitation, uniforms, payroll and social security taxes, and insurance directly borne by Landlord (or on its behalf) for all of its employees engaged in the management, operation, repair, replacement (other than capital replacement), maintenance and supervision of the Building;

                  d. All supplies, materials, noncapital tools and equipment used in the management, operation, repair, replacement (other than capital replacement), cleaning, painting, maintenance and supervision of the Building;

                  e. All commercially reasonable maintenance and service agreements on equipment in the Building, including, without limitation, alarm service and elevator maintenance;

                  f. To the extent required of Landlord under Article V hereof, all premiums for hazard insurance (including, without limitation, premiums for fire and extended coverage and other casualty insurance), public liability insurance for the Building and such insurance identified in Article V of the Lease which Landlord actually obtains, or in the event of self-insurance, would otherwise be in force. In the event Landlord decides to self-insure, the amount which would have been paid as premiums by Landlord but for the self-insurance;

                  g. All repairs, noncapital replacements and general maintenance of the Building;

                  h. All commercially reasonable service or maintenance contracts with independent contractors for the operation, repair, maintenance, servicing or supervision of the Building not included under subparagraph e. of this definition of Expenses;

                  i. All janitorial services for the Building other than those of any retail tenant in the Building; provided, however, special janitorial services for other tenants above the Building's standard janitorial services as set forth in Exhibit C shall not be included herein;

                  j. The proportionate, amortized cost of any capital improvements to the Building or the Common Areas (which are classified as capital expenditures under generally accepted accounting principles consistently applied) which (i) are made for the purpose of reducing operating expenses, or (ii) are mandated by Governmental Authority under any law or regulation relating to life safety systems that was not applicable to the Building as of the Commencement Date; provided, however, if any portion of the cost of capital improvements for life safety systems results from the inadequacy of life safety systems required by any Governmental Authority under any law or regulation that was in effect as of the date of Certificate of Occupancy for the Building, such portion of the capital expenditure shall not be included in Expenses; and provided further, that the requirement to comply with any such law or regulation is not necessitated by any request or application for any permit, license, approval, variance or authorization from any such Governmental Authority; and provided further, Expenses shall not include the costs of compliance with The Americans With Disabilities Act Of 1990 (the "ADA"), and any rules and regulations promulgated thereto and currently in effect to the extent such act and rules and regulations affect the Building and the Common Areas but excluding any improvements within the Premises designed or constructed by Tenant, its agents or contractors. This cost shall be amortized over the useful or economic life of the capital improvements as determined in accordance with generally accepted accounting principles consistently applied, together with interest on the unamortized balance at the actual rate incurred by Landlord which shall not, however, exceed the Contract Rate at the time the expense is incurred;

                  k. All reasonable management fees;

                  l. All reasonable legal, accounting and other professional fees, professional trade association memberships dues for the Building personnel, including managers and organizers; costs and other expenses for the Building incurred by Landlord in the ordinary course of the management, operation, maintenance and promotion of an office building containing Comparable Space;

                  m. For purposes only of determining Expenses in the Base Expense Rate, all additional expenses (the "Variable Operating Costs") which Landlord reasonably determines Landlord would have incurred had the Building been ninety-five percent (95%) leased and occupied with all tenant improvements constructed, and without regard to any abatements, curtailments or reductions in any form of rent allowed under any lease of any portion of the Building, for purposes of determining operating expenses or fees related to Building management; provided, however, that (i) Variable Operating Costs shall specifically include, but shall not be limited to, Landlord's direct costs in supplying gas, electricity, heating, ventilating, air conditioning, water, and any other utilities, waste disposal, supervision and janitorial services to the Building, all of which vary based upon occupancy; (ii) no adjustment under this subparagraph m. shall result in profit to Landlord and no cost allocable to construction of any portion of the Common Areas and construction of any portion of the Building shall be included in determining Variable Operating Costs; and
         (iii) such costs shall specifically include all costs which Landlord would have incurred but for the existence of warranties on any portion of the Building Complex, including, without limitation, any equipment or machinery used therein.

         In addition to any items excluded from Expenses as set forth above, the following items (collectively, "Exclusions") also shall be excluded from
Expenses: (1) expenses for any capital improvements except as provided elsewhere herein; (2) expenses incurred in leasing space or procuring new tenants (e.g., lease commissions, advertising expenses, marketing studies, advertising and promotional funds (except as permitted elsewhere herein) and expenses of preparing, upfitting or renovating space for new tenants); (3) legal or accounting expenses in negotiating or enforcing the terms of any space lease or related to the sale of the Building or to any ground lease related to all or any portion of the Building; (4) interest, amortization payments, late charges, fees and other charges on any mortgage or other evidence of indebtedness, whether or not secured by all or any portion of the Building Complex except as provided in subparagraph j. above; (5) any expenses for which Landlord has been or has the right to be reimbursed by a specific tenant or a third party on behalf of such tenant; (6) extraordinary costs arising from the use by others of the Common Areas for shows, promotions and other public or special events; (7) costs of utilities not otherwise reimbursable, including, without limitation, costs of chilled water and HVAC, and costs of electricity in excess of three and one-half (3 1/2) watts per square foot of Rentable Area in any portion of the Building, either directly billed, or directly billable, to, or specifically requested by, any tenant of the Building, and/or any HVAC outside of Normal Business Hours provided to any tenant of the Building or any other services provided to any other tenant that exceed services to be furnished by Landlord pursuant to
Section 3.2 or Exhibit F; (8) Landlord's local, state or federal income or gross receipts taxes or gift, succession, franchise, inheritance or estate taxes; (9) wages, salaries and benefits of executives or employees above the level of Senior Building Manager of the Building; (10) costs incurred by Landlord for repairs or other work caused by fire, windstorm or other casualty for which Landlord is required to maintain insurance pursuant to this Lease, except costs incurred by Landlord in restoring the Building in accordance with this Lease resulting from commercially reasonable deductibles as provided in Article V of the Lease; (11) the costs of contract services provided by Landlord or its subsidiaries or affiliates, together with overhead and profit increments paid to subsidiaries or affiliates of Landlord for services on or to the Building Complex, to the extent the costs, overhead or profit related to such services to the Building Complex exceeds the costs of such services rendered on a competitive basis for Comparable Space by unaffiliated parties of similar skill, competence and experience who are capable of providing such services; (12) any rental or other payments due under any ground or underlying lease or leases;
(13) any syndication, financing or refinancing costs and expenses (including interest on debt or amortization payments on debt) incurred in connection with any mortgage or mortgages or any other debt instrument encumbering all or any portion of the Building Complex; (14) depreciation and amortization, except as otherwise expressly provided in subparagraph j. of this definition of Expenses;
(15) rentals and other related operating expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except: (a) to the extent capital costs are permitted to be included in Expenses pursuant to subparagraph j. of the definition of Expenses, and (b) temporary rentals and related expenses for a reasonable period to keep permanent systems in operation while Landlord procures necessary repairs; (16) costs of initially constructing the base Building work and the Common Areas of the Building Complex; (17) costs of correcting any defects in
(a) the base Building work, (b) any tenant improvements, (c) Common Areas and
(d) other improvements installed by Landlord, Tenant's contractor or Landlord's contractor; (18) except for necessary repair and maintenance expenses of the Common Areas that are expressly included as Expenses herein, costs incurred in renovating or otherwise altering, improving, decorating or redecorating space in the Common Areas, or incurred in renovating or otherwise altering, improving, decorating or redecorating vacant rentable space; (19) any bad debts loss, rent loss or reserves for bad debts or rent loss; (20) costs associated with the operation of the business of the legal entity which constitutes Landlord or of persons or entities which constitute or are affiliated with Landlord or its partners, as such costs are separate and apart from costs associated with the operation of the Building, including legal entity formation, internal entity accounting and internal legal matters; (21) attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building Complex or incurred by negotiating or enforcing any lease at the Building Complex or attorneys' fees awarded to any tenant pursuant to any lease, or incurred as a result of Landlord's failure to maintain any insurance required of Landlord under this Lease or any other lease; (22) costs of repair, abatement, removal or clean-up of any Hazardous Materials under laws currently in effect; (23) expenses for which Landlord has received a credit, refund or rebate from any party; and (24) unless such management results in cost savings to Tenant, management fees and all other costs associated with any building within the Building Complex other than the Building.

         In addition to the Exclusions set forth above, Expenses shall be reduced by the amount of any insurance reimbursement and other reimbursement, recoupment, payment, discount, credit, reduction, allowance or the like not enumerated above but received by Landlord in connection with such Expenses that are allocable to any Expenses payable in whole or in part by Tenant.

         The following matters shall be taken into account when determining
Expenses: (1) The Parking Garage will be economically and operationally independent from the remainder of the Building Complex, although there will be cross-easements for construction, for operation and repair of utilities, for access and for other purposes between each part of the Building Complex and the Parking Garage; (2) any Expenses associated with usage of the Parking Garage or the Common Areas by any third party, including but not limited to the owners, managers, employees, tenants, contractors, agents, or visitors of or to any Third Party Development, will be borne by such third party; (3) any Expenses associated with the joint use of the Common Areas or the Parking Garage by the owners, managers, employees, tenants, contractors, agents or visitors of or to the Building Complex, on the one hand, and the owners, managers, employees, tenants, contractors, agents or visitors of or to any Third Party Development, on the other hand, will be shared ratably between the Building Complex and such Third Party Development (the portion of such Expenses attributable to the Building Complex being considered to be "Expenses" for all purposes hereunder, including, without limitation, allocation thereof to the tenants of the Building Complex); (4) the Building, Parking Garage and, to the extent applicable, various Third Party Developments, may or will share the Building's central plant, but each such area will be separately metered or submetered and the tenant in each such area shall be solely responsible for its pro rata costs of utilities (including chilled water) which it uses; (5) third parties, including, without limitation, Third Party Developments, will be charged for any usage of the Building Complex which creates incremental costs attributable to such usage by such third parties. Each of the Third Party Developments otherwise is created as a separate entity which, except for the obligation to pay costs as set forth in the preceding sentence, has no obligation to share any costs related to the Expenses of the Building and, conversely, no tenant of the Building shall have any obligation to pay any expenses of any Third Party Development except as otherwise provided herein; (6) the outdoor plazas will be operated as integral portions of the Building; (7) retail tenants in the Building shall be responsible for the costs of cleaning and maintaining their space and other costs directly related to or arising out of use of the retail areas of the Building after Normal Business Hours or attributable to services in excess of those provided to office tenants (except as otherwise provided herein) or attributable to any janitorial or related services associated with the sale or consumption of food or other food handling activities in the Building during Normal Business Hours; and (8) total Expenses will be reduced by payments towards Expenses (as set forth in item (5) above) that are or should be received from other tenants or from any Third Party Development.

         Additional Rent and Expenses shall be determined on a modified cash basis consistently applied. "Modified cash basis" shall mean including all cash basis accounting transactions for the year as they relate to Expenses and modifying those balances to include twelve (12) months of activity. Modified cash basis accounting differs from accrual basis accounting in that it attempts to account for one (1) year's activity as opposed to analyzing exact work dates and invoice dates to determine inclusion in a given year.

                  Projected Expense Rate. As defined in Section 7 hereof.

                  Third Party Development. Any office, retail or condominium development (other than the Building, the Plaza, and the Parking Garage) which may be located from time to time on the Block and which is not owned by Landlord.

                  Variable Operating Costs. As defined in subparagraph m. of the definition of Expenses.

         7. Additional Rent. Additional Rent shall be due during any Calendar Year, beginning with the Calendar Year immediately following delivery of the Expansion Space to Tenant, during which the Actual Expense Rate is greater than the Base Expense Rate. Prior to January 1 of each Calendar Year (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of Landlord's reasonable estimate of the Expense Rate (calculated by dividing Landlord's reasonable estimate of Expenses for the ensuing Calendar Year by the Rentable Area in the Building) projected by Landlord for the ensuing Calendar Year (the "Projected Expense Rate"). Beginning with the first month of the Calendar Year immediately following delivery of the Expansion Space by Landlord to Tenant, Tenant shall pay to Landlord on the first day of each month one-twelfth (1/12th) of the product of (a) the positive difference (if any) obtained by subtracting the Base Expense Rate from the Projected Expense Rate for such Calendar Year, and (b) the Rentable Area in the Premises. Until Tenant has received the statement of the Projected Expense Rate from Landlord, Tenant shall pay or continue to pay Additional Rent to Landlord in the same amount (if any) as required for the last month of the prior Calendar Year. After Tenant receives the statement, on the next date when Base Rent is due, Tenant shall pay to Landlord, or Landlord shall credit to Tenant (whichever is appropriate), the difference between the amount paid by Tenant and the amount payable by Tenant as set forth in such statement. Not more than twice during any Calendar Year, Landlord may in good faith revise the Projected Expense Rate and provide Tenant with a revised statement, and thereafter Tenant shall pay Additional Rent on the basis of the revised statement. Landlord shall provide to Tenant, within one hundred fifty (150) days after the end of each Calendar Year, a statement of the Actual Expenses, the Actual Expense Rate and the Additional Rent for such year. Tenant shall pay to Landlord, within thirty (30) days after Tenant's receipt of such statement, the uncollected Additional Rent for such Calendar Year. If the actual Additional Rent payable by Tenant for any Calendar Year is less than the aggregate of the actual Additional Rent collected by Landlord for such Calendar Year, Landlord shall promptly refund the amount of such excess (or, at Landlord's option, apply such excess against the next ensuing payments of Rent due or to become due hereunder). Failure of Landlord to provide the statement called for hereunder shall not relieve Tenant from its obligations under this
Section 7 or elsewhere in this Lease.

         8. Shared Space. Tenant acknowledges that a portion of the second (2nd) floor of Transamerica Square, consisting of approximately 1,253 square feet of Rentable Area, is currently occupied by Landlord's contract vendor, Lincoln Harris. In the event Tenant elects to expand into the second (2nd) floor of Transamerica Square, Tenant agrees that Landlord shall not be required to relocate Lincoln Harris (or such other contract vendor which Landlord may contract to manage the Building in place of Lincoln Harris) from the second
(2nd) floor and there shall be no cost to Landlord or its contract vendor for the use of such space on the second (2nd) floor; provided, however, that Landlord shall cause Lincoln Harris (or such replacement contract vendor) to procure its own commercial general liability insurance and personal property insurance applicable to such space. Provided, further, that the square feet of Rentable Area occupied by Lincoln Harris (or any replacement contract vendor) shall not be included in the Rentable Area of Tenant's Premises for purposes of calculating Rent or otherwise.


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

         9. Computer Room. Tenant acknowledges that Landlord's computer room is located on the second (2nd) floor of Transamerica Square. In the event Tenant elects to expand into the second (2nd) floor of Transamerica Square, Tenant agrees that Landlord's computer room shall remain and Landlord shall have full access thereto. Landlord shall not be required to share the computer room with Tenant and Tenant shall be solely responsible for constructing its own computer room on the second (2nd) floor of the Building, if necessary. Landlord agrees that so long as Landlord has exclusive use of the computer room on the second
(2nd) floor, the Rentable Area thereof shall not be included in the Rentable Area of Tenant's Premises for purposes of calculating Rent or otherwise.


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

                                    EXHIBIT F

                       SERVICES TO BE PROVIDED BY LANDLORD

         1. UTILITIES. Hot and cold water to the restrooms on each floor in the Premises; cold water (with cold water risers provided by Landlord to the designated portions of the core of each floor of the Premises) twenty-four (24) hours a day, seven (7) days a week; and central heat, ventilation and air conditioning ("HVAC") in season from seven (7) o'clock a.m. to seven (7) o'clock p.m. Monday through Friday and eight (8) o'clock a.m. to two (2) o'clock p.m. on Saturday ("Normal Business Hours"). During Normal Business Hours, Landlord shall provide to the Premises, the cost (without Landlord's profit or mark-up) of which shall be included in Expenses, central HVAC in season at such temperatures and in such amounts as are reasonably considered by Landlord to be standard for Comparable Space or as may be permitted, controlled or regulated by applicable laws, ordinances, rules and regulations; provided that Landlord agrees to cause the HVAC system which services the Premises to be designed, installed and maintained in a manner which shall maximize its efficiency and shall, during Normal Business Hours, maintain the temperature of the Premises within the following range of temperatures, subject to unusual heat loads caused by Tenant's extraordinary use of the Premises or alteration of the Premises made contrary to the provisions of this Lease:

         Summer:           93 De. F. DB-74 De. F.W.B  - OUTSIDE
                           75 De. F. DB-50% RH        - INSIDE

         Winter:           22 De. F. DB               - OUTSIDE
                           72 De. F. DB-50% RH.       - INSIDE

Shell HVAC internal heat loads shall be based upon two (2) watts per rentable square foot (RSF) for lighting, two (2) watts per square foot for power and one
(1) person per one hundred and fifty (150) RSF.

Landlord shall make HVAC available to the Premises outside of Normal Business Hours in accordance with Section 2.5 and all other applicable provisions of this Lease. Service during weekdays and weekends at other than Normal Business Hours for the Building and on Saturday afternoons, Sundays and Holidays shall be furnished only upon request of Tenant, who shall bear the entire actual costs to Landlord to provide same to the Premises. Tenant may request such HVAC service for one or more floors constituting the Premises. At Tenant's cost, Tenant may tap condenser water supply lines for supplemental HVAC services to Tenant's word processing and computer room units.

         2. JANITORIAL SERVICES. Janitorial service (as set forth in Exhibit C) on the evening before each weekday except for Holidays. Such service shall equal or exceed the janitorial services provided to tenants in Comparable Space. If Tenant requests special or additional attention other than routine janitorial service (which shall include periodic carpet cleaning and waxing of floors, as appropriate, among such routine services), Tenant shall pay the extra cleaning cost as additional Rent.

         3. ELECTRICAL FACILITIES. Electrical facilities to provide electrical capacity up to seven (7) watts for each square foot of Rentable Area in the Premises (five (5) at 208/120 volts single phase and two (2) watts at 277 volts), determined on a connected load in accordance with the National Electric Code 1993 ("Standard Building Capacity"). For the purposes of computing Tenant's access to electrical capacity, Tenant shall continuously have the right to demand, and simultaneously use, twenty-four (24) hours per day, every day of the year, electrical facilities which provide electrical power of seven (7) watts per of square foot of Rentable Area, all costs of providing electrical capacity to the Premises in excess of seven (7) watts per square foot of Rentable Area to be borne by Tenant. Tenant's use of electricity shall not, without Landlord's prior written consent, exceed in times and duration of consumption an overall load of seven (7) watts per square foot of Rentable Area in the Premises. Tenant's usage initially will be determined by a survey by Landlord of Tenant's final construction documents. Tenant shall notify Landlord in writing of any equipment in the Premises that has a rated electrical load greater than 500 watts and/or that requires a service voltage other than 120 volts, and Landlord's written approval (which shall not be unreasonably or arbitrarily withheld, conditioned or delayed) shall be required with respect to the installation of any such high electrical consumption equipment in the Premises. To the extent Tenant adds equipment that is not in the Premises as of the date the Initial Moves are completed, or elects to operate more than one shift of employees, and Landlord reasonably believes such additions may cause Tenant to consume electricity in excess of Standard Building Capacity, Landlord shall notify Tenant of such belief and Tenant shall, at Tenant's cost, install submeters in the Premises to measure such additional consumption. If Tenant disagrees with Landlord, and elects not to install the submeters, Landlord may install same at Landlord's cost. If such submeters show that Tenant's consumption of electricity in the Premises is in excess of a connected load of seven (7) watts per square foot of Rentable Area in the Premises, then Tenant shall pay to Landlord within thirty (30) days of Landlord's demand the


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

actual cost (without Landlord's profit or markup) charged by the utility company for such excess consumption of electricity and Tenant shall reimburse Landlord for the cost of installing submeters. In no event shall the cost of electrical consumption by any other tenant which exceeds a connected load of seven (7) watts per square foot of Rentable Area be included in the computation of Expenses, Actual or Base Expense Rates or Additional Rent for Tenant. If the installation of any electrical equipment in Tenant's Premises requires air conditioning capacity above seven (7) watts per square foot of Rentable Area in the Premises, then the additional air conditioning installation and operating costs will be the obligation of Tenant at such time as Tenant actually requires more than such capacity. Tenant shall install and pay for all costs of meters and submeters to measure or accommodate Tenant's use of electricity or Tenant's design loads and capacities that exceed seven (7) watts per square foot of Rentable Area in the Premises. Landlord shall provide and pay for all costs of wiring, risers, transformer and electrical panels to accommodate Tenant's connected loads and capacities up to seven (7) watts per square foot of Rentable Area in the Premises, including, without limitation, the installation and maintenance thereof. Notwithstanding the foregoing, Landlord may refuse to install and withhold consent for Tenant's installation of any wiring, risers, transformers, electrical panels, or air conditioning in connection with providing electricity in excess of seven (7) watts per square foot of Rentable Area in the Premises if, in Landlord's sole judgment, the same are not necessary or would cause damage or injury to the Building or the Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to the Building or the Premises, or would materially interfere with or create or constitute a disturbance to other tenants or occupants of the Building. In no event shall Landlord incur any liability for Landlord's refusal to install any such electrical facility or equipment in excess of electrical facilities or equipment to provide seven (7) watts per square foot of Rentable Area in the Premises.

         4. ELECTRICAL SUPPLIES. All lamps, bulbs, starters and ballasts for all light fixtures in Common Areas and initial lamps, bulbs, starters and ballasts for Building standard light fixtures in the Premises and replacement bulbs for Building standard fixtures or Tenant's light fixtures in the Premises that can accommodate Building standard bulbs (including, without limitation, those Building standard 2' x 4' fluorescent light fixtures which are supplied by Tenant in addition to those supplied by Landlord).

         5. SUPERVISION. Appropriate levels of supervision for the Building and the Parking Garage during Normal Business Hours, the weekends and outside Normal Business Hours during the week. Tenant, its employees, visitors and guests shall have access to the Building and the Parking Garage at all times, subject to the supervision specifications and the Rules and Regulations attached hereto as Exhibit D as the same may be amended from time to time with Tenant's consent, which consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed. Access to the Building outside Normal Business Hours shall be regulated in such form as Landlord deems appropriate; provided, however, that Tenant, its employees, invitees and guests shall have access to the Premises twenty-four
(24) hours a day, seven (7) days a week. Provided Landlord has secured and maintained appropriate insurance as required by the next sentence, and to the extent Tenant is covered hereunder, Landlord shall not be liable for losses due to theft or burglary, damages done by unauthorized persons, or injuries to persons or damages to property as a result of any failure to supply supervision services. Landlord shall be required to insure against such damages, losses or injuries only to the extent the same are directly attributable to Landlord, its agents or employees. Tenant shall cooperate fully in Landlord's efforts to maintain supervision in the Building or the Parking Garage and shall follow all Rules and Regulations set forth in Exhibit D.

         6. COMMON AREA MAINTENANCE. Routine maintenance, painting and electric lighting service for all Common Areas in the manner and to the extent necessary to be consistent with the operation of Comparable Space.

         7. ELEVATOR SERVICE. Elevator service during Normal Business Hours (except during periods of routine service and repairs if such service and repairs cannot be scheduled outside Normal Business Hours, power failures, and emergencies) and reduced elevator service at all time other than Normal Business Hours will be provided to the Premises.

         8. COMMUNICATIONS. Landlord shall, at its expense, install telephone cables and, if available, television cable service in the central core of the Building providing service to each floor of the Building. Tenant shall be solely responsible for arranging and paying for telephone and television cable services to the Premises.

         9. MAIL ROOM SERVICES. Mail room services during Normal Business Hours by accommodation of the United States Postal Services at a designated area in the loading dock level of the Building.

         10. INTERRUPTION OF SERVICES. Landlord reserves the right to interrupt any services when, in Landlord's reasonable judgment, such interruption is necessary by reason of accident or emergency or for repairs, alterations, replacements or improvements. Except in the case of an emergency, Landlord will notify Tenant in advance, if possible, of any interruption and its estimated duration. Landlord will undertake repairs with reasonable diligence to restore such service as promptly as reasonably possible and will conduct ordinary repairs in a manner and at times, including outside Normal Business Hours, so as not unduly to interfere with or impair Tenant's use and enjoyment of the Premises.


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

                                    EXHIBIT G

                       TENANT'S PARKING RIGHTS AND CHARGES


         A. GENERAL PARKING. Landlord and Tenant acknowledge that because Tenant's employees are using certain of the parking spaces in the Parking Garage as of the Commencement Date of the Initial Premises in their current roles as employees of Landlord, no reallocation of parking spaces shall occur merely as a result of the commencement of this Lease. However, it is the intent of Landlord and Tenant that parking spaces in the Building's Parking Garage that are not allocated to visitor spaces, residential or church uses or committed, as of the Commencement Date, to existing third party tenants (including any parking spaces which may be committed pursuant to existing but currently unexercised expansion or renewal rights under existing leases) shall be made available, on a proportionate basis, to employees of Landlord and Tenant in accordance with each party's relative amount of rentable square feet in the Building. Therefore, as additional parking spaces become available for lease, they shall be allocated to the employees of Landlord and Tenant in such a manner as to bring the parking space count of each party to the desired proportionate share level. Once sufficient parking spaces have been reallocated to cause Landlord and Tenant each to reach their proportionate share of parking spaces within the Parking Garage, any new spaces that become available (i.e., not committed to other building occupants) will be allotted on a first come, first served basis to the employees of Landlord and Tenant. Provided, however, that if Tenant's employees do not apply for sufficient parking spaces to reach Tenant's proportionate share, Landlord does not guarantee the continued availability of any unused or unrequested spaces. The charge for the spaces in the Parking Garage to be made available to Tenant, its officers, managers, agents and employees shall be set in accordance with the market rate for comparable parking garages, subject to change from time to time, unless discounted rates are offered to employees of Landlord, in which case the same discounted rates shall be offered to Tenant's employees, but only for so long as the Master Services Agreement is in effect. Tenant's employees must also take a proportionate share of the tandem and discounted parking spaces in the Parking Garage.

         Tenant's employees shall work directly with Landlord's parking manager to obtain and pay for parking spaces used by Tenant's employees. Tenant's employees shall be charged the same parking rates as those rates charged to Landlord's employees. Tenant shall not bear any obligation for such spaces, although as an accommodation of convenience Tenant may pay the monthly fee for its officers, managers, agents and employees who contract for such Parking Garage spaces. Landlord is not required to mark, designate or reserve any specific parking spaces or areas in the Parking Garage for Tenant's exclusive use. Tenant, and its authorized users, visitors and guests, shall have access to the Parking Garage twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year.

         B. ALTERNATE PARKING. If, during temporary periods of construction or repair after the Commencement Date, Landlord is unable to provide sufficient parking spaces in the Parking Garage, Landlord shall use diligent efforts to locate suitable alternative parking facilities at Tenant's cost within twenty
(20) days after use of the Parking Garage has been interrupted. Any obligation of Tenant to pay for the unavailable parking spaces in the Parking Garage shall cease for so long as Tenant and its employees do not have the use of such parking spaces.

         C. RISK. All motor vehicles (including all contents thereof) shall be parked in the spaces at the sole risk of Tenant, its employees, agents, customers, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of said motor vehicles (including the contents thereof) and that Landlord is not responsible for the protection and security of such vehicles. Landlord shall have no liability whatsoever for any property damage and/or personal injury which might occur as a result of or in connection with the parking and use of said motor vehicles in any of the spaces, and Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all costs, claims, expenses, and/or causes of action which Landlord may incur in connection with or arising out of Tenant's misuse of the spaces pursuant to this Lease. Tenant agrees that its policies of commercial general liability insurance shall have endorsements or riders covering Tenant's use of the Parking Garage.

         D. NO BAILMENT. It is further agreed that this Exhibit G shall not be deemed to create a bailment between the parties hereto, it being expressly agreed and understood that the only relationship created between Landlord and Tenant hereby is that of licensor and licensee, respectively.

         E. RULES AND REGULATIONS. In its use of the spaces, Tenant shall follow all of the Rules and Regulations of the Building (attached to the Lease as Exhibit D) and the Parking Garage applicable thereto, and any additional or further rules and regulations promulgated by Landlord, as applicable, as the same may be amended from time to time. Upon the occurrence of any breach of such rules, failure to make parking rental payments or reimburse expenses as required hereby or default by Tenant under the Lease, Landlord shall be entitled to terminate Tenant's rights pursuant to this Exhibit G, in which event Tenant's right to utilize the spaces shall thereupon automatically cease.

         F. LANDLORD RESERVATIONS. Landlord reserves the absolute right from time to time to make changes, additions and eliminations in and to the parking areas, provided same do not permanently and unreasonably interfere with Tenant's use of the Parking Garage.

         G. ACCESS. Landlord shall be entitled to charge a deposit for each Parking Garage access key provided to employees of Tenant at Landlord's standard rates per access key which shall be refunded to Tenant upon the return of each such access key to Landlord. In the event Tenant, its officers, managers, agents and employees wrongfully park in any of the Parking Garages reserved spaces, Landlord shall be entitled and is hereby authorized to have any such vehicle towed away, at Tenant's sole risk and expense. Landlord reserves the right to limit access to certain garage areas during hours other than Normal Business Hours to accommodate special functions or events, and to charge its normal hourly or daily parking rates.

         H. RELOCATION. In the event Landlord relocates the Premises in accordance with any of the provisions of this Lease, Tenant's rights to the spaces within the Parking Garage shall automatically terminate as of the date of such relocation. Upon relocation of the Premises, Landlord shall make available to Tenant parking spaces within a reasonable proximity of the relocated Premises. The charge for the spaces to be made available to Tenant, its officers, managers, agents and employees shall be the rate (including any discounted rates offered to employees of Landlord) in existence at the time of such relocation for the parking garage or lot in which the parking spaces are located, subject to change from time to time.

                                    EXHIBIT H

                             MEMORANDUM OF SUBLEASE


THE STATE OF NORTH CAROLINA          Section
                                     Section
COUNTY OF MECKLENBURG                Section


         This Memorandum of Sublease is made as of ___________________________, 2000, between BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, whose mailing address is Corporate Real Estate, 525 N. Tryon Street, NC1-023-04-03, Charlotte, North Carolina 28255, Attn: Headquarters Real Estate Asset Manager, as Landlord, and Exult, Inc., a Delaware corporation whose mailing address is 401 N. Tryon Street, Suite ______, Attn: ______________, Charlotte, North Carolina 28202, as Tenant.

         1. Landlord, in consideration of the rent reserved and the other terms and conditions contained in that certain Standard Form Office Lease Agreement (the "Lease") between the parties, dated November ___, 2000, hereby leases to Tenant the premises described as the third (3rd) and fifth (5th) floors of the building commonly known as Transamerica Square, located at 401 North Tryon Street, Charlotte, North Carolina.

         2. The term of the Lease shall commence on January 15, 2001 and shall terminate September 28, 2007 unless earlier terminated in accordance with the provisions of the Lease.

         3. This Memorandum of Sublease is subject to all of the terms and conditions set forth in the Lease, which agreement is incorporated herein by reference and made a part hereof, as fully as though copied verbatim herein. In the event of a conflict between this Memorandum of Sublease and the actual Lease, the Lease shall prevail.

         IN WITNESS WHEREOF, Landlord and Tenant have caused the within Memorandum of Sublease to be executed as of the date first above written.


Attest/Witness:                           TENANT:

Name:    ____________________________
                                          EXULT, INC.,
Title:   ____________________________     a Delaware corporation

[CORPORATE SEAL]                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________


Attest/Witness:                           LANDLORD:

Name:    ____________________________
                                          BANK OF AMERICA, NATIONAL ASSOCIATION,
Title:   ____________________________     a national banking association

[CORPORATE SEAL]                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________

STATE OF _________________________  )
                                    )
COUNTY OF ______________________    )

         I, a Notary Public of the County and State aforesaid, do certify that __________________________ personally came before me this day and acknowledged that (s)he is _________________________ Secretary of Exult, Inc., a Delaware corporation, and that by authority duly given and as the act of Exult, Inc., the foregoing instrument was signed in its name by its ___________________________, sealed with its corporate and attested by __________________ as its ____________ Secretary.


[Notarial Seal]                   ______________________________________________
                                  Notary Public


My commission expires: ________________




STATE OF NORTH CAROLINA             )
                                    )
COUNTY OF MECKLENBURG               )

         I, a Notary Public of the County and State aforesaid, do certify that __________________________ personally came before me this day and acknowledged that (s)he is _________________________ Secretary of Bank of America, National Association, a national banking association, and that by authority duly given and as the act of Bank of America, National Association, the foregoing instrument was signed in its name by its Senior Vice President, sealed with the bank's seal and attested by __________________ as its ____________ Secretary.


[Notarial Seal]                   ______________________________________________
                                  Notary Public


My commission expires: ________________

                       EXHIBIT A TO MEMORANDUM OF SUBLEASE

                                LEGAL DESCRIPTION


         All that certain tract or parcel of land lying in the City of Charlotte, Mecklenburg County, North Carolina and being more particularly described as follows:

         BEGINNING at an existing iron pipe located at the intersection of the northwesterly margin of the right-of-way of North Tryon Street and the southwesterly margin of the right-of-way of West 8th Street; thence from said point of BEGINNING and continuing with the southwesterly margin of the right-of-way of West 8th Street, N. 43-03-20 W. 207.41 feet to a point in the southwesterly margin of the right-of-way of West 8th Street; thence S. 49-23-45
W. 56.95 feet to a point; thence S. 04-24-27 W. 127.30 feet to a point; thence
S. 49-23-45 W. 80.00 feet to a point; thence N. 85-37-05 W. 127.31 feet to a point; thence S. 49-23-45 W. 66.28 feet to a point located in the northeasterly margin of the right-of-way of West 7th Street; thence continuing with the northeasterly margin of the right-of-way of West 7th Street S. 43-12-00 E.
203.42 feet to the point formed by the intersection of the northeasterly margin of the right-of-way of West 7th Street and the northwesterly margin of the right-of-way of North Tryon Street; thence continuing with the northwesterly margin of the right-of-way of North Tryon Street, N. 49-59-45 E. 382.98 feet to the point and place of BEGINNING, containing 1.453 acres, more or less, all as shown on that survey dated August 31, 1995 and prepared by R.B. Pharr & Associates, P.A. and last revised September 19, 1995.

                                    EXHIBIT I

                                EXTENSION OF TERM


         1. Renewal Term(s). Provided no default by Tenant shall have occurred and be continuing under this Lease and subject to Sections 4.9.7 and 8.21 and the terms hereinafter set forth, Tenant is hereby granted the option to extend the Term of this Lease, commencing on the Stated Expiration Date in Comparable Space (a) for consecutive, additional terms of one (1) year each, for so long as the Master Services Agreement is in effect; provided, however, that Tenant shall have the right to renew this Lease for a maximum of five (5) consecutive terms of one (1) year each; or (b) for such term as Landlord and Tenant may mutually agree upon in order to cause this Lease to run concurrently with the Master Services Agreement; or (c) if the Master Services Agreement is no longer in effect, for one (1) additional, consecutive term of up to five (5) years; provided, however that such renewal term(s) shall be for a maximum of five (5) years in the aggregate (each successive one year renewal or any term agreed upon by Landlord and Tenant as aforesaid shall hereinafter be referred to as a "Renewal Term"). The Premises shall be leased by Landlord to Tenant during the Renewal Term(s) upon the same terms and conditions as set forth in the Lease, except as modified by this Exhibit I.

         2. Notice of Exercise. A Renewal Term shall be exercised only by delivery of written notice (the "Renewal Notice") to Landlord no later than the earlier to occur of (a) one hundred fifty (150) days prior to the scheduled expiration date of the initial Term (as extended pursuant to Section 8.25) or any Renewal Term, as applicable; or (b) thirty (30) days following the date Tenant has received effective notice of the renewal or non-renewal of the Master Services Agreement.

         3. Rent. The Base Rent for each Renewal Term exercised by Tenant hereunder shall be the fair market value rental rate for Comparable Space leased by non-renewal, non-equity tenants with creditworthiness similar to Tenant's (the "Market Rate"); provided, however, that it is the intent of the parties that Market Rate be determined on the basis of a five (5) year term, even though each Renewal Term exercised may be one (1) year in duration rather than determining the Market Rate at the beginning of each one (1) year Renewal Term. At the beginning of such five (5) year period, the Market Rate shall be determined in accordance with the above and thereafter the Market Rate shall apply to each successive Renewal Term for a period of five (5) years. Such Market Rate may provide for escalations for each successive Renewal Term within the five (5) year period.

         Annual Base Rent during a Renewal Term shall be due and payable by Tenant to Landlord in twelve (12) equal monthly installments on the first day of each calendar month during the Renewal Term. Except as otherwise set forth in the Lease, Base Rent shall be paid monthly in advance without demand, reduction, abatement, counterclaim or setoff at Landlord's designated address. If the commencement date of a Renewal Term occurs on a day other than the first day of a month or terminates on a day other than the last day of a month, then the Base Rent for such month or months shall be prorated in accordance with the actual number of days in the relevant month and the installment or installments so prorated shall be paid in advance. In additional to Base Rent, Tenant shall pay Additional Rent as set forth in Section 6 below during any Renewal Term exercised by Tenant hereunder.

         4. Arbitration for Renewal Term. If the parties are unable to agree as to the Market Rate for determination of the Base Rent for any Renewal Term within thirty (30) days after receipt by Landlord of the Renewal Notice, the dispute shall be referred to a panel of arbitrators to be conducted in accordance with the rules and procedures of The American Arbitration Association but only to the extent such rules and regulations are not inconsistent with or different from the procedures set forth in this Section 4 of Exhibit I. Within forty-five (45) days after receipt by Landlord of the Renewal Notice, Landlord and Tenant shall each select and notify the other of the identity of a MAI-designated appraiser with at least five (5) years experience in first-class office building appraisals as arbitrator, and, within sixty (60) days after receipt by Landlord of the Renewal Notice, the two (2) arbitrators so selected shall then select and notify Landlord and Tenant of the identify of a third
(3rd) MAI appraiser with similar experience to serve on such panel. The determination of the arbitrators shall be limited solely to the issue of the amount which most accurately reflects the Market Rate (the actual fair market value rental rate for Comparable Space). Within fifteen (15) days after selection of the last arbitrator, Landlord and Tenant shall each deliver to the arbitrators their final written opinions of the Market Rate. After receipt by the three (3) arbitrators of the statements from Landlord and Tenant specifying their final respective opinions of the Market Rate, the three (3) arbitrators shall make a determination of the Market Rate by majority vote. In making their determination, the three (3) arbitrators should consider, but not be limited to, allowances, concessions or any other similar inducements offered by landlords to tenants renewing, or negotiating extensions for leases of Comparable Space in buildings where said tenants are currently in occupancy (as opposed to


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

inducements offered by landlords of Comparable Space to prospective tenants who are not then in occupancy of space in said building). The three (3) arbitrators shall make their determination within thirty (30) days after receipt of Landlord's and Tenant's respective opinions of the Market Rate. The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant and shall be the Market Rate for purposes of calculating the Base Rent for any Renewal Term. From such Base Rent for any Renewal Term as is established pursuant to this Section 4 of Exhibit I, the parties shall calculate the Base Expense Rate for the first Lease Year of such Renewal Term; all other calculations of Additional Rent due after such year shall be based upon such newly established Base Expense Rate. Except as otherwise specified in this Lease, all other obligations of Tenant and concessions of Landlord (other than Tenant Improvement Allowances specified in this Lease for any Renewal Term) related to such Renewal Term, shall be based upon market rates in effect at the commencement of such Renewal Term as agreed by Landlord and Tenant. If such parties cannot agree as to such market rates for such other obligations or concessions, the parties shall submit such determinations to the panel of arbitrators specified in this Section 4 of Exhibit I, which shall determine such matters in the same manner as is established to determine the Base Rent for each Renewal Term.

         5. Definitions. For purposes of calculating Additional Rent as set forth in Section 6 below, the following terms shall have the definitions set forth in this Section 5.

                  Actual Expenses. With respect to each Calendar Year during a Renewal Term, the actual Expenses for such year.

                  Actual Expense Rate. The Actual Expenses for each Calendar Year during a Renewal Term divided by the Rentable Area in the Building.

                  Additional Rent. As set forth in Section 6 hereof. For any partial Calendar Year after a Renewal Term commences, actual Additional Rent shall be determined and Tenant shall pay its proportionate share thereof.

                  Base Expense Rate. The Actual Expenses, for the Calendar Year in which a Renewal Term commences, determined on a modified cash basis in accordance with generally accepted accounting principles in order to account for Expenses as required in subparagraph m. of the definition of Expenses set forth below, during such Calendar Year divided by the Rentable Area in the Building.

                  Exclusions. As defined in the definition of Expenses.

                  Expenses. Except as otherwise limited by the terms of the Lease, all costs and expenses directly and reasonably incurred by Landlord (the nature, character and extent of which are customarily incurred by landlords of Comparable Space) in the operation and maintenance of the Building. Such costs include, without limitation, the following items:

                  a. All ad valorem or real property taxes and assessments, general or special, which are levied, assessed or imposed by any Governmental Authority upon any legal or equitable interest of Landlord in the Lease, Landlord as the landlord of the Building, the Building, or the underlying real estate (whether or not owned by Landlord), or any improvements, fixtures, equipment or other property of Landlord, real or personal, located in or on the Building and used in the operation or maintenance of the Building. Taxes shall also include any levy, assessment or imposition in addition to or in lieu of such real or personal property taxes; license fees; sales taxes imposed on supplies purchased for the operation of the Building; business privilege taxes; and ad valorem taxes measured by or imposed upon rents, but shall not include: (i) any federal, state or local income taxes, (ii) franchise, estate, or inheritance taxes, and (iii) real estate transfer taxes imposed by reason of the sale of the Building Complex or any portion thereof or any interest therein. Tenant shall only be responsible for its share of taxes accruing during any Renewal Term exercised by Tenant, notwithstanding the date of payment or collection. Any "tax year" shall mean a Calendar Year, notwithstanding the use of any different period for assessment or collection. Notwithstanding the foregoing definition, Expenses for taxes shall not include any penalties or interest for Landlord's failure to comply with the obligation for the payment thereof;

                  b. The cost (without markup or profit to Landlord) of electricity (up to three and one-half (3 1/2) watts per square foot of Rentable Area in the Building), gas, water, sewer, power, heating, lighting, air conditioning, ventilating and all similar services, which are or will be consumed by the Building, but excluding special requirements of tenants above those general requirements set forth in
         Section 3.2 and Exhibit F of the Lease, whether or not Landlord is being or has the right to be separately reimbursed therefor. Any use of electricity by any tenant (including Tenant) in excess of three and one-half (3 1/2) watts per square foot of Rentable Area and, except as otherwise provided in the Lease, any use of HVAC by any tenant in the Building outside Normal Business Hours shall be considered as special requirements of tenants which are excluded from Expenses;

                  c. All wages, salaries, benefits, fees and other costs, including, without limitation, uniforms, payroll and social security taxes, and insurance directly borne by Landlord (or on its behalf) for all of its employees engaged in the management, operation, repair, replacement (other than capital replacement), maintenance and supervision of the Building;

                  d. All supplies, materials, noncapital tools and equipment used in the management, operation, repair, replacement (other than capital replacement), cleaning, painting, maintenance and supervision of the Building;

                  e. All commercially reasonable maintenance and service agreements on equipment in the Building, including, without limitation, alarm service and elevator maintenance;

                  f. To the extent required of Landlord under Article V of the Lease, all premiums for hazard insurance (including, without limitation, premiums for fire and extended coverage and other casualty insurance), public liability insurance for the Building and such insurance identified in Article V of the Lease which Landlord actually obtains, or in the event of self-insurance, would otherwise be in force. In the event Landlord decides to self-insure, the amount which would have been paid as premiums by Landlord but for the self-insurance;

                  g. All repairs, noncapital replacements and general maintenance of the Building;

                  h. All commercially reasonable service or maintenance contracts with independent contractors for the operation, repair, maintenance, servicing or supervision of the Building not included under subparagraph e. of this definition of Expenses;

                  i. All janitorial services for the Building other than those of any retail tenant in the Building; provided, however, special janitorial services for other tenants above the Building's standard janitorial services as set forth in Exhibit C to the Lease shall not be included herein;

                  j. The proportionate, amortized cost of any capital improvements to the Building or the Common Areas (which are classified as capital expenditures under generally accepted accounting principles consistently applied) which (i) are made for the purpose of reducing operating expenses, or (ii) are mandated by Governmental Authority under any law or regulation relating to life safety systems that was not applicable to the Building as of the Commencement Date of the Lease; provided, however, if any portion of the cost of capital improvements for life safety systems results from the inadequacy of life safety systems required by any Governmental Authority under any law or regulation that was in effect as of the date of Certificate of Occupancy for the Building, such portion of the capital expenditure shall not be included in Expenses; and provided further, that the requirement to comply with any such law or regulation is not necessitated by any request or application for any permit, license, approval, variance or authorization from any such Governmental Authority; and provided further, Expenses shall not include the costs of compliance with The Americans With Disabilities Act Of 1990 (the "ADA"), and any rules and regulations promulgated thereto and currently in effect to the extent such act and rules and regulations affect the Building and the Common Areas but excluding any improvements within the Premises designed or constructed by Tenant, its agents or contractors. This cost shall be amortized over the useful or economic life of the capital improvements as determined in accordance with generally accepted accounting principles consistently applied, together with interest on the unamortized balance at the actual rate incurred by Landlord which shall not, however, exceed the Contract Rate at the time the expense is incurred;

                  k. All reasonable management fees;

                  l. All reasonable legal, accounting and other professional fees, professional trade association memberships dues for the Building personnel, including managers and organizers; costs and other expenses for the Building incurred by Landlord in the ordinary course of the management, operation, maintenance and promotion of an office building containing Comparable Space;

                  m. For purposes only of determining Expenses in the Base Expense Rate, all additional expenses (the "Variable Operating Costs") which Landlord reasonably determines Landlord would have incurred had the Building been ninety-five percent (95%) leased and occupied with all tenant improvements constructed, and without regard to any abatements, curtailments or reductions in any form of rent allowed under any lease of any portion of the Building, for purposes of determining operating expenses or fees related to Building management; provided, however, that (i) Variable Operating Costs shall specifically include, but shall not be limited to, Landlord's direct costs in supplying gas, electricity, heating, ventilating, air conditioning, water, and any other utilities, waste disposal, supervision and janitorial services to the Building, all of which vary based upon occupancy; (ii) no adjustment under this subparagraph m. shall result in profit to Landlord and no cost allocable to construction of any portion of the Common Areas and construction of any portion of the Building shall be included in determining Variable Operating Costs; and
         (iii) such costs shall specifically include all costs which Landlord would have incurred but for the existence of warranties on any portion of the Building Complex, including, without limitation, any equipment or machinery used therein.

         In addition to any items excluded from Expenses as set forth above, the following items (collectively, "Exclusions") also shall be excluded from
Expenses: (1) expenses for any capital improvements except as provided elsewhere herein; (2) expenses incurred in leasing space or procuring new tenants (e.g., lease commissions, advertising expenses, marketing studies, advertising and promotional funds (except as permitted elsewhere herein) and expenses of preparing, upfitting or renovating space for new tenants); (3) legal or accounting expenses in negotiating or enforcing the terms of any space lease or related to the sale of the Building or to any ground lease related to all or any portion of the Building; (4) interest, amortization payments, late charges, fees and other charges on any mortgage or other evidence of indebtedness, whether or not secured by all or any portion of the Building Complex except as provided in subparagraph j. above; (5) any expenses for which Landlord has been or has the right to be reimbursed by a specific tenant or a third party on behalf of such tenant; (6) extraordinary costs arising from the use by others of the Common Areas for shows, promotions and other public or special events; (7) costs of utilities not otherwise reimbursable, including, without limitation, costs of chilled water and HVAC, and costs of electricity in excess of three and one-half (3 1/2) watts per square foot of Rentable Area in any portion of the Building, either directly billed, or directly billable, to, or specifically requested by, any tenant of the Building, and/or any HVAC outside of Normal Business Hours provided to any tenant of the Building or any other services provided to any other tenant that exceed services to be furnished by Landlord pursuant to
Section 3.2 or Exhibit F of the Lease; (8) Landlord's local, state or federal income or gross receipts taxes or gift, succession, franchise, inheritance or estate taxes; (9) wages, salaries and benefits of executives or employees above the level of Senior Building Manager of the Building; (10) costs incurred by Landlord for repairs or other work caused by fire, windstorm or other casualty for which Landlord is required to maintain insurance pursuant to the Lease, except costs incurred by Landlord in restoring the Building in accordance with the Lease resulting from commercially reasonable deductibles as provided in
Article V of the Lease; (11) the costs of contract services provided by Landlord or its subsidiaries or affiliates, together with overhead and profit increments paid to subsidiaries or affiliates of Landlord for services on or to the Building Complex, to the extent the costs, overhead or profit related to such services to the Building Complex exceeds the costs of such services rendered on a competitive basis for Comparable Space by unaffiliated parties of similar skill, competence and experience who are capable of providing such services;
(12) any rental or other payments due under any ground or underlying lease or leases; (13) any syndication, financing or refinancing costs and expenses (including interest on debt or amortization payments on debt) incurred in connection with any mortgage or mortgages or any other debt instrument encumbering all or any portion of the Building Complex; (14) depreciation and amortization, except as otherwise expressly provided in subparagraph j. of this definition of Expenses; (15) rentals and other related operating expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except: (a) to the extent capital costs are permitted to be included in Expenses pursuant to subparagraph
j. of the definition of Expenses, and (b) temporary rentals and related expenses for a reasonable period to keep permanent systems in operation while Landlord procures necessary repairs; (16) costs of initially constructing the base Building work and the Common Areas of the Building Complex; (17) costs of correcting any defects in (a) the base Building work, (b) any tenant improvements, (c) Common Areas and (d) other improvements installed by Landlord, Tenant's contractor or Landlord's contractor; (18) except for necessary repair and maintenance expenses of the Common Areas that are expressly included as Expenses herein, costs incurred in renovating or otherwise altering, improving, decorating or redecorating space in the Common Areas, or incurred in renovating or otherwise altering, improving, decorating or redecorating vacant rentable space; (19) any bad debts loss, rent loss or reserves for bad debts or rent loss; (20) costs associated with the operation of the business of the legal entity which constitutes Landlord or of persons or entities which constitute or are affiliated with Landlord or its partners, as such costs are separate and apart from costs associated with the operation of the Building, including legal entity formation, internal entity accounting and internal legal matters; (21) attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building Complex or incurred by negotiating or enforcing any lease at the Building Complex or attorneys' fees awarded to any tenant pursuant to any lease, or incurred as a result of Landlord's failure to maintain any insurance required of Landlord under the Lease or any other lease; (22) costs of repair, abatement, removal or clean-up of any Hazardous Materials under laws currently in effect;
(23) expenses for which Landlord has received a credit, refund or rebate from any party; and (24) unless such management results in cost savings to Tenant, management fees and all other costs associated with any building within the Building Complex other than the Building.

         In addition to the Exclusions set forth above, Expenses shall be reduced by the amount of any insurance reimbursement and other reimbursement, recoupment, payment, discount, credit, reduction, allowance or the like not enumerated above but received by Landlord in connection with such Expenses that are allocable to any Expenses payable in whole or in part by Tenant.

         The following matters shall be taken into account when determining
Expenses: (1) The Parking Garage will be economically and operationally independent from the remainder of the Building Complex, although there will be cross-easements for construction, for operation and repair of utilities, for access and for other purposes between each part of the Building Complex and the Parking Garage; (2) any Expenses associated with usage of the Parking Garage or the Common Areas by any third party, including but not limited to the owners, managers, employees, tenants, contractors, agents, or visitors of or to any Third Party Development, will be borne by such third party; (3) any Expenses associated with the joint use of the Common Areas or the Parking Garage by the owners, managers, employees, tenants, contractors, agents or visitors of or to the Building Complex, on the one hand, and the owners, managers, employees, tenants, contractors, agents or visitors of or to any Third Party Development, on the other hand, will be shared ratably between the Building Complex and such Third Party Development (the portion of such Expenses attributable to the Building Complex being considered to be "Expenses" for all purposes hereunder, including, without limitation, allocation thereof to the tenants of the Building Complex); (4) the Building, Parking Garage and, to the extent applicable, various Third Party Developments, may or will share the Building's central plant, but each such area will be separately metered or submetered and the tenant in each such area shall be solely responsible for its pro rata costs of utilities (including chilled water) which it uses; (5) third parties, including, without limitation, Third Party Developments, will be charged for any usage of the Building Complex which creates incremental costs attributable to such usage by such third parties. Each of the Third Party Developments otherwise is created as a separate entity which, except for the obligation to pay costs as set forth in the preceding sentence, has no obligation to share any costs related to the Expenses of the Building and, conversely, no tenant of the Building shall have any obligation to pay any expenses of any Third Party Development except as otherwise provided herein; (6) the outdoor plazas will be operated as integral portions of the Building; (7) retail tenants in the Building shall be responsible for the costs of cleaning and maintaining their space and other costs directly related to or arising out of use of the retail areas of the Building after Normal Business Hours or attributable to services in excess of those provided to office tenants (except as otherwise provided herein) or attributable to any janitorial or related services associated with the sale or consumption of food or other food handling activities in the Building during Normal Business Hours; and (8) total Expenses will be reduced by payments towards Expenses (as set forth in item (5) above) that are or should be received from other tenants or from any Third Party Development.

         Additional Rent and Expenses shall be determined on a modified cash basis consistently applied. "Modified cash basis" shall mean including all cash basis accounting transactions for the year as they relate to Expenses and modifying those balances to include twelve (12) months of activity. Modified cash basis accounting differs from accrual basis accounting in that it attempts to account for one (1) year's activity as opposed to analyzing exact work dates and invoice dates to determine inclusion in a given year.

                  Projected Expense Rate. As defined in Section 6 hereof.

                  Third Party Development. Any office, retail or condominium development (other than the Building, the Plaza, and the Parking Garage) which may be located from time to time on the Block and which is not owned by Landlord.

                  Variable Operating Costs. As defined in subparagraph m. of the definition of Expenses.

         6. Additional Rent. Additional Rent shall be due during any Calendar Year, beginning with the Calendar Year immediately following the commencement of a Renewal Term, during which the Actual Expense Rate is greater than the Base Expense Rate. Prior to January 1 of each Calendar Year (or as soon thereafter as reasonably possible), Landlord shall provide to Tenant a statement of

Landlord's reasonable estimate of the Expense Rate (calculated by dividing Landlord's reasonable estimate of Expenses for the ensuing Calendar Year by the Rentable Area in the Building) projected by Landlord for the ensuing Calendar Year (the "Projected Expense Rate"). Beginning with the first month of the Calendar Year immediately following the commencement of a Renewal Term, Tenant shall pay to Landlord on the first day of each month one-twelfth (1/12th) of the product of (a) the positive difference (if any) obtained by subtracting the Base Expense Rate from the Projected Expense Rate for such Calendar Year, and (b) the Rentable Area in the Premises. Until Tenant has received the statement of the Projected Expense Rate from Landlord, Tenant shall pay or continue to pay Additional Rent to Landlord in the same amount (if any) as required for the last month of the prior Calendar Year. After Tenant receives the statement, on the next date when Base Rent is due, Tenant shall pay to Landlord, or Landlord shall credit to Tenant (whichever is appropriate), the difference between the amount paid by Tenant and the amount payable by Tenant as set forth in such statement. Not more than twice during any Calendar Year, Landlord may in good faith revise the Projected Expense Rate and provide Tenant with a revised statement, and thereafter Tenant shall pay Additional Rent on the basis of the revised statement. Landlord shall provide to Tenant, within one hundred fifty (150) days after the end of each Calendar Year, a statement of the Actual Expenses, the Actual Expense Rate and the Additional Rent for such year. Tenant shall pay to Landlord, within thirty (30) days after Tenant's receipt of such statement, the uncollected Additional Rent for such Calendar Year. If the actual Additional Rent payable by Tenant for any Calendar Year is less than the aggregate of the actual Additional Rent collected by Landlord for such Calendar Year, Landlord shall promptly refund the amount of such excess (or, at Landlord's option, apply such excess against the next ensuing payments of Rent due or to become due hereunder). Failure of Landlord to provide the statement called for hereunder shall not relieve Tenant from its obligations under this Section 6 or elsewhere in this Lease.

         7. Effect of Assignment or Subletting. Upon the assignment or subletting of all or a portion of the Premises by Tenant to any party other than a Tenant Affiliate, and whether or not such assignment is approved or permitted by Landlord, the rights granted by this Exhibit I shall automatically terminate and shall be of no further force or effect.

         8. Effect of Termination/Expiration of Master Services Agreement. Immediately upon expiration or termination of the Master Services Agreement, the following shall apply:

                  (a) Section 5.7 of the Lease shall automatically delete and the following shall be placed in lieu thereof:

                  5.7 CASUALTY DAMAGE. If the Premises shall be damaged by fire or other casualty, Tenant shall give prompt written notice to Landlord. If the Building or any part thereof or access thereto shall be so damaged or destroyed by fire or other casualty that substantial alteration or reconstruction of the Building and access thereto shall, in the good faith and reasonable determination of Landlord's Architect, be required with such repair taking longer than two hundred seventy
         (270) days (whether or not the Premises shall have been damaged by such casualty), or in the event any mortgagee should require that the insurance proceeds be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Building, or in the event of any substantial damage to the Building within the final two
         (2) years of the Term (as the same may have been extended), Landlord may, at its option, terminate the Lease by notifying Tenant in writing within thirty (30) days after the date of such damage. In case the Premises shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall, in the mutual good faith and reasonable determination of Landlord's Architect, be required, Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord if Landlord (i) has not completed, (ii) cannot complete or (iii) in the opinion of Landlord's Architect, cannot reasonably be expected to complete substantially the making of any required repairs and restorations within two hundred seventy (270) days from the date of such damage or destruction. In addition, if any such damage or destruction shall occur during the last two (2) Lease Years of the Term, Tenant, at its option, may terminate this Lease by giving prior written notice to Landlord within thirty (30) days after the events specified in clauses (i),
         (ii), or (iii) above occur or become determinable. Rent shall abate and be prorated as of the date such damage occurs and during any period of repair and restoration to the extent the Premises or any material part thereof are rendered unusable or access thereto is denied Tenant. If Landlord or Tenant does not thus elect to terminate this Lease, Landlord shall commence and diligently proceed to restore and repair the Building or the Project and the Premises to substantially the same condition in which it was immediately prior to the happening of the casualty except that Landlord's obligation to restore shall not exceed the scope of Landlord's work and the applicable Construction Allowance, both adjusted for inflation, in originally constructing the Base Building and the Premises. When the Landlord's work with respect to such reconstruction or restoration has been completed, Tenant shall complete the restoration of the Premises, including the reconstruction of all remaining leasehold improvements and the restoration of Tenant's furniture and equipment. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or repair, except that Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises or any material portion thereof are unfit for occupancy. If the casualty results from the fault or negligence of Tenant or any of Tenant's agents, employees or invitees, Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building to the extent such cost and expense is not covered by insurance proceeds.

                  (b) Section 6.1 of the Lease shall automatically delete and the following shall be placed in lieu thereof:

                  6.1 EFFECT OF CONDEMNATION. If the whole or substantially the whole of the Premises or access thereto should be taken for any public or quasi-public use, under any statute or by right of eminent domain or otherwise or should title to the Building or access thereto be taken or be sold by private purchase in lieu of condemnation, then this Lease shall terminate as of (i) the date when physical possession of the Premises is taken or access thereto is substantially impaired by the condemning authority; or (ii) the date that the Premises, or access thereto is adversely affected by the taking and Tenant's use or enjoyment of the Premises is substantially impaired. If less than the whole Building or Premises is thus taken or sold, or in the event of a temporary taking of less than two hundred seventy (270) days, Landlord (whether or not the Premises are affected thereby) may not terminate this Lease but Tenant's Rent shall be abated during the period of such partial taking and Landlord shall proceed with due diligence to make all necessary repairs and alterations. If this Lease is not so terminated upon any such taking or sale, Rent shall be reduced by an equitable amount. Landlord shall restore the Building and the Premises to substantially their former condition, and except to the extent Landlord is required to insure Tenant's improvements to the Premises, such work shall not exceed the scope of Landlord's work and the applicable Construction Allowance, both adjusted for inflation, in originally constructing the Base Building and the Premises.

                  (c) Tenant, its officers, managers, agents and employees shall no longer be offered the discounted parking rates available to Landlord's employees.

                  (d) Section 8.24 of the Lease, Right of Early Termination, shall automatically be deleted and the following substituted therefore:

                  8.24 RIGHT OF EARLY TERMINATION. If Landlord cancels or terminates the Master Services Agreement (or if Tenant terminates pursuant to a right of Tenant to terminate because Landlord is in default beyond applicable cure periods) and such cancellation or termination is effective prior to the expiration date of the then current Renewal Term, then Tenant may elect either to (i) terminate this Lease; or (ii) remain in the Premises for the remainder of the initial Term. If Tenant elects to terminate, such election shall be exercised by written notice provided to Landlord not later than thirty
         (30) days following the date of such cancellation or termination of the Master Services Agreement. If Tenant elects to terminate this Lease, Tenant may also elect, within the same written notice, to holdover for a period not to exceed six (6) calendar months following the date of such termination. Tenant shall pay Base Rent during such extended period equal to the Market Rate determined in accordance with the provisions of Exhibit I.

                  (e) Exhibit E to the Lease, Option to Expand, shall automatically delete.

                  (f) Upon the expiration or termination of the Master Services Agreement, Section 8.21 of the Lease shall be deleted and the following substituted therefore:

                  6.21 RELOCATION. Landlord, at Landlord's expense at any time during any Renewal Term of this Lease, shall be entitled to cause Tenant to relocate from the Premises only if: (i) the term of the Master Lease shall have expired and shall not have been extended; (ii) the Premises shall have been damaged by fire or other casualty, as provided in Section 5.7; (iii) the whole or substantially the whole of the Premises shall have been taken by condemnation or otherwise, as provided in Section 6.1; (iv) other tenants of the Building with prior expansion rights shall have exercised such rights with respect to all or a portion of the Premises; or (v) there shall have been an enforcement of the remedies provided to a mortgagee, trustee or beneficiary, as provided in Section 4.10. Such permissible relocations (each, a "Relocation") shall be to alternative space within Uptown Charlotte containing approximately the same Rentable Area as the Premises (the "Relocation Space") at any time


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         upon prior written notice to Tenant as soon as reasonably possible after Landlord's knowledge that such Relocation would be necessary or advisable, but in no event less than two hundred seventy (270) days' prior to such proposed relocation, except in an event of casualty or condemnation, when the notice provided may be shorter due to the circumstances. Such Relocation Space shall be Comparable Space. Except in the event of a Relocation to accommodate a Renewal Term after the Master Services Agreement has terminated, Landlord shall pay for all reasonable costs of such Relocation, including but not limited to any necessary cabling, phone switches, reinstallation of fixtures and furniture and all such other expenses necessary to provide a turn key environment similar to the existing environment. Landlord shall endeavor to provide Relocation Space with a floor plate of at least twenty-five thousand (25,000) square feet. Such Relocation shall not affect this Lease except that from and after the date of such Relocation, "Premises" shall refer to the Relocation Space into which Tenant has been moved rather than the original Premises. In the event Landlord exercises its right to relocate Tenant as set forth in this
         Section 8.21, Landlord and Tenant agree to enter into an amendment to this Lease substituting the Relocation Space for the original Premises, and designating the space within such Building which will be available for Tenant's Expansion Space (if not already exercised). Notwithstanding any statement to the contrary contained in the foregoing paragraph, if Tenant elects pursuant to Exhibit E to expand onto the sixth (6th) floor of Transamerica Square, Tenant shall bear full responsibility for the cost of later relocating Tenant from the sixth (6th) floor if due to the election of Transamerica as tenant to expand into the sixth (6th) floor.

         9. Tenant's Termination Fee. If Tenant elects not to exercise any renewal rights after the expiration or termination of the Master Services Agreement, then Tenant shall be obligated to pay to Landlord a termination fee equal to Base Rent at the Market Rate on the Premises for a [***]* month period, unless Tenant elects to remain in the Premises and pay Base Rent during such holdover period.


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* Confidential information has been omitted.



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